Exhibit 99.1
PNA GROUP HOLDING CORPORATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Audited Financial Statements

Report of Independent Registered Public Accounting Firm (Predecessor)	F-2

Report of Independent Registered Public Accounting Firm (Successor)	F-3

Consolidated Balance Sheet of PNA Group Holding Corporation as of December 31, 2006 (Successor) and 2007 (Successor)	F-4

Consolidated Statements of Income of PNA Group, Inc. for the year ended December 31, 2005 (Predecessor) and for the period January 1, 2006 to May 9, 2006 (Predecessor) and Consolidated Statements of Income of PNA Group Holding Corporation for the period May 10, 2006 to December 31, 2006 (Successor) and for the year ended December 31, 2007 (Successor)
F-5

Consolidated Statements of Stockholder’s Equity of PNA Group, Inc. for the year ended December 31, 2005 and for the period January 1, 2006 to May 9, 2006 (Predecessor) and Consolidated Statements of Stockholders’ Equity (Deficit) of PNA Group Holding Corporation for the period May 10, 2006 to December 31, 2006 (Successor) and for the year ended December 31, 2007 (Successor)
F-6

Consolidated Statements of Cash Flows of PNA Group, Inc. for the year ended December 31, 2005 (Predecessor) and for the period January 1, 2006 to May 9, 2006 (Predecessor) and Consolidated Statements of Cash Flows of PNA Group Holding Corporation for the period May 10, 2006 to December 31, 2006 (Successor) and for the year ended December 31, 2007 (Successor)
F-7

Notes to Consolidated Financial Statements	F-8

Unaudited Financial Statements

Unaudited Condensed Consolidated Balance Sheets of PNA Group Holding Corporation as of December 31, 2007 and March 31, 2008	F-36

Unaudited Condensed Consolidated Statements of Income of PNA Group Holding Corporation for three months ended March 31, 2007 and the three months ended March 31, 2008	F-37

Unaudited Condensed Consolidated Statement of Stockholders’ Deficit of PNA Group Holding Corporation for the three months ended March 31, 2008	F-38

Unaudited Condensed Consolidated Statement of Cash Flows of PNA Group Holding Corporation for the three months ended March 31, 2007 and the three months ended March 31, 2008	F-39

Notes to Unaudited Condensed Consolidated Financial Statements	F-40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholder of PNA Group, Inc.:
In our opinion, the accompanying consolidated statements of income, of stockholder’s equity, and of cash flows present fairly, in all material respects, the results of operations and cash flows of PNA Group, Inc. (Predecessor) and its subsidiaries for the year ended December 31, 2005 and the period from January 1, 2006 to May 9, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting and Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
April 23, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of PNA Group Holding Corporation:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders’ equity, and of cash flows present fairly, in all material respects, the financial position of PNA Group Holding Corporation (Successor) and its subsidiaries at December 31, 2006 and December 31, 2007, and the results of their operations and their cash flows for the period from May 10, 2006 to December 31, 2006 and for the year ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
May 23, 2008

PNA GROUP HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
December 31, 2006 and 2007
(in thousands of dollars, except share data)

	Successor
	December 31,
	2006	2007
Assets
Current assets
Cash and cash equivalents	$12,891	$15,471
Restricted cash	1,063	2,096
Accounts receivable, less allowance for doubtful accounts of $5,430 and $4,985, respectively	188,911	185,932
Inventories, net	410,604	392,110
Receivables from affiliates	3,906	487
Other current assets	16,852	18,950

Total current assets	634,227	615,046
Property, plant and equipment, net	61,542	72,104
Goodwill	9,886	32,667
Intangible assets, net	19,338	34,380
Deferred financing costs, net	11,037	15,466
Equity investments	7,643	8,941
Other noncurrent assets	2,771	2,215

Total assets	$746,444	$780,819

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$141,594	$136,218
Payables to affiliates	603	1,237
Other payables	57,401	45,689
Income taxes payable	8,416	673

Total current liabilities	208,014	183,817
Long term debt, net of current maturities	474,414	688,940
Deferred income taxes	1,605	947
Accrued pension costs	5,293	3,316

Total liabilities	689,326	877,020

Commitments and contingencies	—	—
Minority interest	1,547	1,483
Stockholders’ equity (deficit)
Common stock: $.01 par value—10,000,000 shares authorized; 8,750,000 shares issued and outstanding	88	88
Additional paid-in capital	17,412	—
Retained earnings (Accumulated deficit)	38,201	(97,980)
Accumulated other comprehensive (loss) income	(130)	208

Total stockholders’ equity (deficit)	55,571	(97,684)

Total liabilities and stockholders’ equity (deficit)	$746,444	$780,819

The accompanying notes are an integral part of these consolidated financial statements.

PNA GROUP HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars)

	Predecessor		Successor
	Year Ended	January 1	May 10 to	Year Ended
	December 31,	to May 9,	December 31,	December 31,
	2005	2006	2006	2007
Net sales	$1,250,289	$487,190	$1,074,201	$1,632,469
Cost and expenses:
Cost of materials sold (exclusive of items shown below)	1,050,018	401,612	864,271	1,353,843
Processing	30,288	11,985	20,664	33,232
Distribution	17,321	6,395	14,647	19,348
Selling, general, and administrative	80,288	35,393	75,848	125,956
Amortization of intangibles	—	—	4,087	5,365
Depreciation	9,466	3,262	3,839	6,188

Total operating costs and expenses	1,187,381	458,647	983,356	1,543,932

Operating income	62,908	28,543	90,845	88,537
Interest expense	5,519	1,375	25,596	63,135
Income from equity investments	(1,546)	(770)	(942)	(2,558)

Income before minority interest and income tax expense	58,935	27,938	66,191	27,960
Minority interest	1,423	788	1,471	2,374

Income before income tax expense	57,512	27,150	64,720	25,586
Income tax expense	21,825	10,146	23,619	12,309

Net income	$35,687	$17,004	$41,101	$13,277

Basic and fully diluted earnings per share	$35,687	$17,004	$4.70	$1.52

Basic and fully diluted number of shares outstanding (Note 15)	1,000	1,000	8,750,000	8,750,000

Cash dividends per share	$—	$2,000.00	$0.33	$19.07
The accompanying notes are an integral part of these consolidated financial statements.

PNA GROUP HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(in thousands of dollars, except shares)

	Common Stock			Retained	Accumulated
			Additional	Earnings	Other
			Paid-in	(Accumulated	Comprehensive
	Shares	Value	Capital	Deficit)	(Loss) Income	Total
Predecessor
Balances at January 1, 2005	1,000	$33,865	$—	$217,432	$(1,088)	$250,209
Net income	—	—	—	35,687	—	35,687
Other comprehensive deficit, net of tax:
Interest rate swap mark to market					256	256
Minimum pension liability adjustment, net of tax benefit of $803					(1,205)	(1,205)

Comprehensive income						34,738

Balances at December 31, 2005	1,000	33,865	—	253,119	(2,037)	284,947

Net income	—	—	—	17,004	—	17,004
Other comprehensive deficit, net of tax:
Interest rate swap mark to market					(253)	(253)
Minimum pension liability adjustment, net of tax liability of $519					778	778

Comprehensive income						17,529
Dividends paid	—	—	—	(2,000)	—	(2,000)

Balances at May 9, 2006	1,000	$33,865	$—	$268,123	$(1,512)	$300,476

Successor
Balances at May 10, 2006	—	$—	$—	$—	$—	$—
Shares issued	8,750,000	88	17,412	—	—	17,500
Net income	—	—	—	41,101	—	41,101
Other comprehensive deficit, net of tax:
Actuarial loss on defined benefit plans, net of tax benefit of $86					(130)	(130)

Comprehensive income						40,971
Dividends paid	—	—	—	(2,900)	—	(2,900)

Balances at December 31, 2006	8,750,000	88	17,412	38,201	(130)	55,571

Net income	—	—	—	13,277	—	13,277
Other comprehensive deficit, net of tax:
Actuarial gain and curtailment gain on defined benefit plans, net of tax benefit of $222					338	338

Comprehensive income						13,615
Dividends paid	—	—	(17,412)	(149,458)	—	(166,870)

Balances at December 31, 2007	8,750,000	$88	$—	$(97,980)	$208	$(97,684)

The accompanying notes are an integral part of these consolidated financial statements.

PNA GROUP HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Predecessor		Successor
	Year Ended	January 1	May 10 to	Year Ended
	December 31,	to May 9,	December 31,	December 31,
	2005	2006	2006	2007
Cash flows from operating activities
Net income	$35,687	$17,004	$41,101	$13,277
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	9,466	3,262	7,926	11,553
Amortization of deferred financing costs and bond discount	—	—	—	2,051
Provision for bad debts	(10)	462	667	797
Deferred income taxes	4,802	(540)	(2,226)	(1,076)
Loss (gain) on disposal of fixed assets	108	—	—	(461)
Minority interests	1,423	788	1,471	2,374
Income from equity investments	(1,546)	(770)	(942)	(2,558)
Dividends received from equity investments	611	—	1,165	1,260
Increase in equity investment	(560)	—	—	—
Decrease (increase) in
Accounts receivable	2,653	(27,454)	2,708	7,583
Receivables from/payables to affiliates	(1,778)	(1,893)	(2,512)	4,052
Inventories	83,993	(66,824)	(98,599)	24,431
Other assets	(3,639)	11,591	(7,376)	317
Increase (decrease) in
Payables	32,224	43,521	(19,750)	(8,053)
Accruals	(9,064)	(2,077)	20,230	(8,402)
Income tax payable	(2,308)	372	7,227	(7,743)
Accrued pension cost	1,023	(515)	(1,613)	(1,639)

Net cash provided by (used in) operating activities	153,085	(23,073)	(50,523)	37,763

Cash flows from investing activities
Increase in restricted cash	—	—	(1,063)	(1,033)
Return of capital from equity investments	1,241	—	—	—
Purchases of property, plant and equipment	(6,327)	(2,460)	(4,902)	(14,778)
Proceeds from disposals of property, plant and equipment	585	—	4,558	1,125
Acquisition of PNA Group, Inc., net of cash acquired	—	—	(261,568)	—
Acquisition of MSC, net of cash acquired	—	—	(53,700)	(5,300)
Acquisition of Precision Flamecutting, net of cash acquired	—	—	—	(53,927)

Net cash used in investing activities	(4,501)	(2,460)	(316,675)	(73,913)

Cash flows from financing activities
Proceeds from Floating rate note issue	—	—	—	167,025
Proceeds from bond issue	—	—	250,000	—
Net (repayment) proceeds on revolving credit facility	(121,668)	(54,458)	159,977	49,033
Proceeds (repayment) of term loan	(24,716)	85,000	(85,000)	—
Other long-term debt	(63)	72	(365)	(853)
Proceeds from mortgages on real estate	—	—	49,875	—
Proceeds from Platinum Equity Capital Partners loans	—	—	99,221	—
Repayment of Platinum Equity Capital Partners loans	—	—	(99,221)	—
Payment on Preussag North America, Inc. Seller note	—	—	—	(1,000)
Issuance of common stock	—	—	17,500	—
Deferred financing costs	(797)	(3,435)	(8,453)	(6,167)
Dividend paid to minority interest holders	(1,862)	(343)	(2,058)	(2,438)
Dividends paid to PNAG Holding	—	—	—	—
Dividends paid to stockholder	—	(2,000)	(2,900)	(166,870)

Net cash (used in) provided by financing activities	(149,106)	24,836	378,576	38,730

Net (decrease) increase in cash and cash equivalents	(522)	(697)	11,378	2,580
Cash and cash equivalents at beginning of period	2,732	2,210	1,513	12,891

Cash and cash equivalents at end of period	$2,210	$1,513	$12,891	$15,471

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$5,519	$1,581	$13,442	$60,763

Income taxes	$20,723	$171	$20,198	$21,707

The accompanying notes are an integral part of these consolidated financial statements.

PNA GROUP HOLDING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2006 and 2007
(dollars in thousands, except share amounts)
Note 1. Description of Business and Significant Accounting Policies
Description of Business
     PNA Group Holding Corporation (“PNAG Holding”), formerly known as Travel Holding Corporation, is a holding company which owns all the outstanding stock of its two subsidiaries, PNA Intermediate Holding Corporation (“PNA Intermediate”) and Travel Main Corporation (“Travel Main”). PNA Intermediate is a holding company which owns all the outstanding stock of its subsidiary, PNA Group, Inc. (“PNA”). PNA is a holding company which provides management services to and conducts business through five operating subsidiaries. PNAG Holding and its subsidiaries are referred to collectively herein as the “Company” or “Successor Company”, “we”, “us” or “our”.
     The Company, through its indirect wholly-owned subsidiary, PNA, is a leading national steel service center group that distributes steel products and provides value-added steel processing services to our customers, which are largely comprised of fabricators and original equipment manufacturers, across a diversified group of industries, including the (i) infrastructure, institutional, industrial and commercial construction, (ii) machinery and equipment, (iii) oil and gas, (iv) telecommunications and (v) utilities markets. The Company distributes a variety of steel products, including a full line of structural and long products, plate, flat rolled coil, tubulars and sheet, as well as performs a variety of value-added processing services for our customers.
     The Company’s steel service center business is organized into two reportable segments: the long products and plate segment and the flat rolled segment. During 2007, PNA operated its business through four operating subsidiaries: Infra-Metals Company (“Infra-Metals”), Delta Steel, LP (“Delta”), Feralloy Corporation (“Feralloy”) and Metals Supply Company, Ltd. (“Metals Supply” or “MSC”). Infra-Metals, Delta and Feralloy comprised the historical operations of PNA prior to 2006. MSC was acquired by PNA on May 31, 2006. On December 24, 2007, PNA completed the acquisition of Precision Flamecutting & Steel, L.P. (“Precision Flamecutting”). The Company’s long products and plate segment consists of Infra-Metals, Delta, MSC and Precision Flamecutting. The Company’s flat rolled segment consists of Feralloy’s operations.
     On February 14, 2006, PNAG Holding, an affiliate of Platinum Equity Capital Partners (“Platinum”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with PNA and Preussag North America, Inc., PNA’s former owner (“Preussag” or the “Seller”), to acquire all of the outstanding capital stock of PNA. On May 9, 2006, Platinum closed the acquisition of PNA whereby Travel Merger Corporation (“Travel Merger”, a wholly owned subsidiary of PNAG Holding) merged with and into PNA, with PNA being the surviving corporation. See Note 2 Business Combinations for further discussion of the acquisitions of PNA, MSC and Precision Flamecutting.
     On August 10, 2006, PNA completed a transaction whereby it effectively transferred 18 of its real estate assets to 7 wholly owned subsidiaries of Travel Main and then entered into 15 year operating leases with respect to these properties that provide for PNA’s continued use of them in its operations.
     PNA Intermediate was incorporated in Delaware on January 25, 2007 as a wholly owned subsidiary of PNAG Holding. The capital stock of PNA was contributed by PNAG Holding to PNA Intermediate on January 29, 2007. As a result, PNA became a wholly-owned subsidiary of PNA Intermediate.
Significant Accounting Policies
Principles of Consolidation
     The Consolidated Financial Statements include the accounts of the Company, PNA Intermediate, PNA, PNA’s wholly owned subsidiaries and their respective subsidiaries. Significant intercompany balances and transactions within the consolidated group have been eliminated in consolidation.

     As a result of the purchase of PNA by PNAG Holding, for purposes of the accompanying Consolidated Financial Statements the results of operations of PNA for the year ended December 31, 2005 and the period from January 1, 2006 to May 9, 2006 are represented by the Predecessor Company balances and the results of operations of PNA for the period from May 10, 2006 to December 31, 2006 and the year ended December 31, 2007 are represented by the Successor Company balances. As a result of the application of purchase accounting, the Predecessor Company balances and amounts presented in the financial statements and footnotes are not comparable with those of the Successor Company.
Cash and cash equivalents
     Cash and cash equivalents include cash on hand and on deposit and investments in highly liquid debt instruments with maturities of three months or less.
Restricted Cash
     Included in the monthly mortgage payments by Travel Main’s subsidiaries are the amounts for estimated property taxes and repairs, environmental and miscellaneous items. These additional payments are held in an escrow account by the mortgage lender and are not available to PNA Intermediate or to PNA. The amount paid into the escrow accounts is an estimate based on the historical level of such items as determined by the mortgage lender.
Accounts Receivable and Allowance for Doubtful Accounts
     The Company’s sales are almost entirely to customers located in the United States and Canada. Accounts receivable are recorded for invoices issued to customers. The Company performs periodic credit evaluations of its ongoing customers and on all new customers prior to the initial sale. The Company generally does not require collateral or deposits though some sales may be made on a “cash on delivery” basis. The Company maintains an allowance for doubtful accounts at an amount it considers to be a sufficient estimate of losses resulting from the inability of its customers to make required payments. In judging the adequacy of the allowance for doubtful accounts, the Company considers multiple factors including historical bad debt experience, the current economic environment and the aging of the receivables. Credit losses experienced have generally been within management’s expectations. The Company cannot guarantee the rate of future credit losses will be similar to past experience. Generally, receivables past due more than 90 days are considered delinquent though management may use judgment taking into account historical payment patterns and the length of time of the customer relationship. Delinquent receivables are written-off against the allowance when an account is no longer collectible based on individual evaluation of collectibility and specific circumstances of the customer.
Concentration of Credit Risk
     The Company is exposed to credit risk in the event of nonpayment by customers principally within the construction industry. The Company’s top ten customers account for approximately 10% of total net sales, with no single customer accounting for more than 2% of fiscal year 2007 net sales. Changes in this industry may significantly affect management’s estimates and the Company’s financial performance. The Company mitigates its exposure to credit risk by performing ongoing credit evaluations (see Accounts Receivable and Allowance for Doubtful Accounts above).
Fair Value of Financial Instruments
     The Company’s financial instruments consist of cash, accounts receivable, equity investments, accounts payable and loans and notes payable. In the case of cash, accounts receivable and accounts payable, the carrying amount on the balance sheet approximates the fair values due to the short-term nature of these instruments. Based on borrowing rates available to the Company for loans with similar terms, the carrying value of loans and notes payable approximates the fair values.
Inventory Valuation
     Inventories are held for sale at the Company’s service center locations and are valued at the lower of cost or market (i.e., net realizable value). Methods used to determine cost are the weighted average cost and the specific identification methods. Inventory on hand is regularly reviewed and, when necessary, a provision for damaged or slow-moving inventory is recorded based on historical and current sales trends. Changes in product demand and our customer base may affect the value of inventory on hand which may require higher provisions for damaged or slow-moving inventory. Provisions for damaged or slow-moving inventory were not material as of December 31, 2006 and 2007.
Property, Plant and Equipment
     Property, plant and equipment are valued at cost less accumulated depreciation. All property, plant and equipment, except land, are depreciated using the straight-line method over the estimated useful lives of the related assets ranging from 5 to 40 years. Leasehold improvements are amortized on a straight-line basis over the estimated useful life of the improvement or the remaining life of the lease, whichever is shorter. At the time property, plant and equipment are sold or otherwise disposed of, the accounts are relieved of the cost of the assets and the related accumulated depreciation, and any resulting gain or loss is credited or charged to income.
Deferred Financing Costs
     Deferred financing costs are amortized over the life of the related debt using the effective interest method.
Equity Investments
     The equity method of accounting is used where the Company’s investment in voting stock gives it the ability to exercise significant influence over the investee, generally 20% to 50%. The equity method is used to account for Feralloy’s investments in Indiana Pickling and Processing Company (45% interest), Acero Prime S. de R.L. de C.V. (40% interest) and Oregon Feralloy Partners LLC (40% interest).
     The Company had $4,429 and $5,738 of undistributed earnings in equity investments at December 31, 2006 and 2007, respectively.

Income Taxes
     PNAG Holding files a consolidated federal income tax return that includes PNA Intermediate, PNA, PNA’s wholly owned subsidiaries and their respective subsidiaries. Income taxes are accounted for under an asset and liability approach that requires the recognition of deferred income tax assets and liabilities for the expected future tax impact of temporary differences arising from assets and liabilities whose tax bases are different from financial statement amounts. A valuation allowance is established if it is more likely than not that all or a portion of deferred income tax assets will not be realized. Realization of the future tax benefits of deferred income tax assets is dependent on the Company’s ability to generate taxable income within the carryforward period and the periods in which net temporary differences reverse.
     Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109, Accounting for Income Taxes, or FIN 48, which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a consistent recognition threshold and measurement attribute as well as establishes criteria for subsequently recognizing, derecognizing and measuring uncertain tax positions for financial statement purposes. The interpretation requires that the Company recognize in its financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on classification, interest and penalties, accounting in interim periods and disclosure. The impact of the Company’s reassessment of its tax positions in accordance with FIN 48 did not have a material impact on its results of operations, financial condition or liquidity.

     The Company has determined it had no unrecognized tax benefit as of January 1, 2007, and therefore, there was no effect on the Company’s retained earnings as of January 1, 2007 as a result of the adoption of FIN 48. As of December 31, 2007, the Company had an unrecognized tax benefit of $623. The Company also determined that if the total amount of unrecognized tax benefits recorded as of December 31, 2007 were actually recognized, the impact on the Company’s effective tax rate would be immaterial.
     Any potential penalties and interest related to income tax matters are included in income tax expense in the accompanying consolidated financial statements. Accrued interest and penalties as of December 31, 2007 were $166, all of which has been recognized in the Company’s Consolidated Statement of Income for the year then ended. The tax years ended December 31, 2004 and 2005 as well as the periods January 1, 2006 to May 9, 2006 and May 10, 2006 to December 31, 2006 remain open and subject to examination in the following significant income tax jurisdictions: Federal, Alabama, Arizona, California, Connecticut, Florida, Georgia, Indiana, Illinois, Ohio, South Carolina, Texas, and Virginia. Income tax returns for the year ended December 31, 2007 have not been filed yet.
Retirement Benefits
     Most employees of Feralloy are covered by pension plans. Pension costs include provisions for service cost, interest cost and return on plan assets. The policy with respect to Feralloy’s pension plans is to contribute amounts equal to the sum of normal cost and the amount required to amortize unfunded liabilities over 25 years, but not more than the maximum deductible amount allowed under applicable tax laws and not less than the minimum annual contribution required by applicable regulations.
     Feralloy also adopted a nonqualified, unfunded retirement plan (the “Supplemental Executive Retirement Plan”, or “SERP”) to provide supplemental benefits to certain of its executive employees. To provide for the SERP, Feralloy has purchased Company-owned life insurance contracts on the related employees.
Revenue Recognition
     The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, collection is reasonably assured, and the sale price is fixed and determinable. Risk of loss for products shipped passes at the time of shipment when shipments are made by common carrier or at delivery when our trucks are used.
     Sales prices to customers are determined at the inception of the agreement to purchase. No cancellation or termination provisions are included in our agreements notwithstanding customary rights to return products which relate to non-conformities, defects and specifications. Provisions are made, based on experience, for estimated returns in accordance with Statement of Financial Accounting No. 48, Revenue Recognition When Right of Return Exists, and have been immaterial in the past.
     In limited circumstances, we will deliver goods on consignment. In those cases, billing occurs when the goods are used by the customer, or after the lapse of a specified period of time, whichever comes first.
     Net sales include tolling income where we process steel for a fee, without taking either title in the inventory or the associated price risk of the steel. Tolling income has historically been less than 2% of our total net sales.
Shipping
     The Company classifies all amounts billed to a customer in a sales transaction related to shipping as revenue. In addition, all costs related to shipping are recorded as cost of materials sold in the Consolidated Statements of Income.
Derivative Financial Instruments
     The Company has at various times entered into derivative instruments as a strategy to manage interest rate risk in order to minimize significant, unanticipated fluctuations that may arise from volatility of the interest rates on its floating rate debt with its senior secured lender. The Company does not enter into derivative instruments for trading or speculative purposes.
     Under Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities all derivatives are recorded on the balance sheet at fair value. The changes in the fair value of interest rate swaps that qualify as cash flow hedges are recorded in other comprehensive income and are recognized in the Consolidated Statements of Income when the hedged items affect earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. The changes in the fair value of derivative instruments that do not quality for hedge accounting treatment are recognized immediately in the Consolidated Statements of Income.
Goodwill
     Goodwill is the excess of the acquisition cost of the businesses over the fair value of the identifiable net assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, the Company does not amortize goodwill. Instead, goodwill is tested for impairment annually as of October 1 unless indicators of impairment exist. In the first step, the Company estimates the fair values of its reporting units using a discounted cash flow approach. If the carrying amount exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of the impairment loss, if any. In the second step the implied fair value of the goodwill is estimated as the fair value of the reporting unit used in the first step less the fair values of all other net tangible and intangible assets of the reporting unit. If the carrying amount of the goodwill exceeds its implied fair market value, an impairment loss is recognized in an amount equal to that excess, not to exceed the carrying amount of the goodwill.
Intangible Assets
     Intangible assets consist of customer relationships, non-compete agreements, backlog and proprietary software. Amortization of software costs, non-compete agreements and backlog are recorded on the straight-line method with useful lives of three years, two years and two months, respectively. Customer relationships are amortized over their useful lives which range from 15-20 years on a weighted average recoverable basis estimated using annual attrition rates. The Company evaluates impairment of its intangible assets on an individual basis whenever circumstances indicate that the carrying value may not be recoverable.
Impairment of long-lived assets
     In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted future net cash flows of assets grouped at the lowest level for which there are identifiable cash flows that are independent of the cash flows of other groups of assets. If the undiscounted future net cash flows are less than the carrying amount of the asset, the asset is deemed impaired. The amount of the impairment is measured as the difference between the carrying value and the fair value of the asset.
Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on historical experience and information that is available to management about current events and actions the Company may take in the future. Significant items subject to estimates and assumptions include the evaluation of the recoverability of the carrying value of long-lived assets and goodwill; valuation allowances for receivables, inventories and deferred income tax assets; legal and environmental liabilities; and assets and obligations related to employee benefit plans. Actual results could differ from those estimates and the differences could be material.
Impact of Recently Issued Accounting Standards
     In September 2006, the FASB issued Statement of Financial Accounting Standard No. 157, Fair Value Measurements, or SFAS 157, which establishes a framework for measuring fair value and expands disclosure about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. This Statement does not require any new fair value measurements. The application of this Statement relates to the definition of fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. The definition of fair value retains the exchange price notion and clarifies that the exchange price is the price in an orderly transaction between market participants. The definition focuses on the price that would be received to sell the asset or paid to transfer the liability. SFAS 157 establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity’s own fair value assumptions as the lowest level. Adoption is required as of the beginning of the first fiscal year that begins after November 15, 2007. Early adoption is permitted. The provisions of this Statement should be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied. The Company is in the process of evaluating what, if any, effect adoption of SFAS 157 may have on its financial statements when it is adopted effective January 1, 2008.

     In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 is effective for fiscal years beginning after November 15, 2007. SFAS 159 permits companies to measure financial instruments and certain other assets and liabilities at fair value on an instrument by instrument basis. SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between companies that select different measurement attributes for similar types of assets and liabilities. The Company is in the process of evaluating what, if any, effect adoption of SFAS 159 may have on its financial statements when SFAS 159 is adopted effective January 1, 2008.
     In December 2007, the FASB issued Statement of Financial Accounting Standards (“FAS”) No. 141 (revised 2007), Business Combinations (“FAS 141(R)”) which replaces FAS No.141, Business Combination. FAS 141(R) retains the underlying concepts of FAS 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting but FAS 141(R) changed the method of applying the acquisition method in a number of significant aspects. FAS 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. FAS 141(R) amends FAS 109 such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of FAS 141(R) would also apply the provisions of FAS 141(R). Early adoption is not allowed. The provisions of FAS 141R will only impact the Company is a party to a business combination after the pronouncement has been adopted.
     In December 2007, the FASB issued Statement of Financial Accounting Standards (“FAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB 51 (“FAS 160)”). FAS 160 amends ARB 51 to establish new standards that will govern the accounting for and reporting of (1) noncontrolling interest in partially owned consolidated subsidiaries and (2) the loss of control of subsidiaries. FAS 160 is effective on a prospective basis for all fiscal years, and interim periods within those fiscal years beginning, on or after December 15, 2008, except for the presentation and disclosure requirements, which will be applied retrospectively. Early adoption is not allowed. The Company is currently in the process of evaluating what, if any, impact FAS 160 will have on its financial condition, results of operation and cash flows.
Note 2. Business Combinations
2006 Acquisitions
Platinum Acquisition
     On February 14, 2006, PNAG Holding, an affiliate of Platinum, and its wholly owned subsidiary, Travel Merger, entered into an Agreement and Plan of Merger with PNA and Preussag to acquire all of the outstanding capital stock of PNA for cash consideration of $261,568, refinancing of existing indebtedness of $88,048, a $12,000 seller note and other consideration and costs of $3,762.
     On May 9, 2006, Platinum closed the Merger Agreement whereby Travel Merger merged with and into PNA, with PNA being the surviving corporation. The transaction was financed with new borrowings under PNA’s amended and restated senior secured credit facility of $290,747, an equity investment of $17,500 and a $45,000 loan from Platinum. The proceeds from the new borrowings and equity investment were used to pay approximately $261,568 in acquisition consideration to our former stockholder and to refinance approximately $88,048 of indebtedness then outstanding under PNA’s then existing senior secured credit facility.
     A summary of the purchase price for the Platinum Acquisition is as follows:

Cash	$261,568
Assumption of debt	88,048
Seller note payable to Preussag North America, Inc.	12,000
Cash received from Preussag North America, Inc.	(3,926)
Cash due to Preussag North America, Inc.	7,688

Total purchase price	$365,378

     The allocation of the purchase price is based on valuations and estimates of the fair value of the assets acquired and liabilities assumed. These estimates resulted in an estimated fair value of net assets acquired of $442,720, which exceeded the purchase price by $77,342. This estimated fair value of net assets acquired in excess of the purchase price was allocated as a pro rata reduction of long-lived assets in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. A summary of the allocation of purchase price is as follows:

Current assets	$476,646
Property, plant and equipment.	54,679
Identifiable intangibles
Customer relationships	10,391
Software	352
Backlog	288
Other non-current assets	8,239
Total assets	550,595
Current liabilities	175,753
Non-current liabilities	9,464
Total liabilities	185,217

Net assets acquired	$365,378

     The useful lives of the acquired intangibles are 20 years, 3 years, and 1 to 3 months for customer relationships, software and backlog, respectively.
     A valuation was performed of the acquired entity as of the acquisition date. An initial allocation of the purchase price to the assets acquired and liabilities assumed was recorded at the time of the acquisition, which was refined upon completion of the final valuation and the resolution of a contingent liability. During the fourth quarter of fiscal year 2006, PNAG Holding resolved the contingency resulting in an additional payment due to the Seller. As a result, the purchase price increased by $1,194 and a corresponding adjustment to the allocation of the purchase price to long-lived asset classes, property, plant and equipment (increase of $776) and identifiable intangible assets (increase of $418), was also recorded. There were no other significant differences between the initial purchase price allocation entry and final amounts recorded upon completion of the valuation.
MSC Acquisition
     MSC is a leading structural steel service center and distributor in the Gulf Coast region of the United States with two facilities located in Texas. MSC distributes and sells a wide array of wide flange beams, as well as plate, pipe, structural tubing, merchant bar, pre-galvanized structural beams, bar grating, and floor plate. MSC also exports steel to Latin America, the Middle East and Southeast Asia. The acquisition of MSC allowed the Company to increase its market share in a growing geographic region as well as expand its product offering.
     Effective May 31, 2006, PNA completed the acquisition of MSC pursuant to which PNA acquired all of the outstanding partnership interests of MSC and Clinton & Lockwood, Ltd. (an affiliate of MSC) for cash consideration of approximately $33,253 and refinanced $20,847 of Metals Supply’s then existing indebtedness. The acquisition was financed initially by a $54,221 loan from Platinum (the “MSC Acquisition Loan”).
     On July 17, 2006, PNA borrowed $38,021 under its amended and restated senior secured credit facility and used the proceeds to repay a portion of the MSC Acquisition Loan to Platinum. The Company returned to Platinum the remaining $16,200 of the MSC Acquisition Loan on August 16, 2006 with a portion of the proceeds from the issuance of PNA’s Senior Notes (see Note 8, Long-term Debt). The purchase agreement entered into in connection with the MSC Acquisition provided for a holdback of an additional $5,300 of purchase price to fund any indemnity claim by PNA and an additional holdback of $5,900 which will be paid over five years.

     Goodwill recorded as a result of the acquisition of MSC totaled approximately $9,886, none of which is expected to be deductible for tax purposes. Other intangible assets acquired and their respective recorded amounts were as follows: customer relationships—$6,066, non-compete agreement—$5,882 and backlog—$446. The useful lives of the acquired intangible assets are 15 years, 2 years, and 2 months for customer relationships, non-compete agreement and backlog, respectively.
2007 Acquisition
Precision Flamecutting Acquisition
     Precision Flamecutting, a Texas limited partnership operating one facility in Houston, is in the business of processing and distributing carbon, alloy, and high strength, low alloy steel plate, including plasma-cutting, flame-cutting, and beveling services, as well as machining, rolling, forming, heat-treating, coating, and general machining and fabrication services. The acquisition provides the Company the opportunity to broaden its value-added processing capabilities and product offerings and expand and diversify its customer base as well as increase its market share in one of the Company’s strategic locations. The acquisition of Precision Flamecutting represents an addition to the Company’s long products and plate business segment (see Note 14, Business Segment Information).
     Effective December 24, 2007, PNA completed the acquisition of Precision Flamecutting pursuant to which PNA acquired all outstanding interests in the partnership for cash consideration of $47,063 paid at closing to the formers owners, costs associated with the transaction of $200 and refinancing of $7,325 of Precision Flamecutting’s then existing indebtedness. The acquisition was financed through additional borrowings under PNA’s revolving credit facility of $54,388. The purchase agreement provided for a holdback of $4,706 of the purchase price which is currently held in escrow to fund any indemnity claim by PNA as well as a working capital adjustment which the Company anticipates will result in a receivable that will be settled in 2008.
     Goodwill recorded as a result of the acquisition of Precision Flamecutting totaled approximately $22,781, all of which is expected to be deductible for tax purposes. Other intangible assets acquired and their respective recorded amounts were as follows: customer relationships—$13,780, non-compete agreement—$6,564 and backlog—$63. The useful lives of the acquired intangible assets are 15 years, 2 years, and 1 month for customer relationships, non-compete agreement and backlog, respectively.
     The operating results of MSC and Precision Flamecutting are included in the Company’s Consolidated Statements of Income from their respective dates of acquisition.
     The following unaudited pro forma information presents consolidated results of operations for the year ended December 31, 2006 as if the acquisitions had occurred at the beginning of the period presented.

Year Ended
December 31,
2006
Revenues	$1,667,897
Net income	$74,252
Note 3. Inventories
     Inventories consist of the following as of December 31, 2006 and 2007:

	Successor
	December 31,
	2006	2007
Raw materials.	$391,613	$374,027
Finished goods	18,991	18,083

	$410,604	$392,110

Note 4. Other Current Assets
     Other current assets consist of the following as of December 31, 2006 and 2007:

	Successor
	December 31,
	2006	2007
Other receivables	$8,011	$9,131
Prepaid expenses and other	1,135	1,696
Deferred income taxes	7,706	8,123

	$16,852	$18,950

Note 5. Property, Plant and Equipment
     Property, plant and equipment consist of the following as of December 31, 2006 and 2007:

	Estimated	Successor
	Useful Life	December 31,
		2006	2007
Land		$5,437	$5,998
Buildings and improvements	25-40 years	26,586	28,434
Equipment	5-10 years	32,544	45,169
Construction in progress		814	2,173

		65,381	81,774
Less: accumulated depreciation		(3,839)	(9,670)

		$61,542	$72,104

     Depreciation expense was $9,466, $3,262, $3,839 and $6,188 for the year ended December 31, 2005, the periods January 1, 2006 to May 9, 2006 and May 10, 2006 to December 31, 2006 and the year ended December 31, 2007, respectively.
Note 6. Intangible Assets
     Intangible assets consist of the following as of December 31, 2006:

		Gross		Net
	Amortization	Carrying	Accumulated	Carrying
Successor	Period	Amount	Amortization	Amount
Customer relationships	15-20 years	$16,457	$(1,552)	$14,905
Non-competition agreements	2 years	5,882	(1,726)	4,156
Backlog	1-3 months	734	(734)	—
Proprietary software	3 years	352	(75)	277

		$23,425	$(4,087)	$19,338

     Intangible assets consist of the following as of December 31, 2007:

		Gross		Net
	Amortization	Carrying	Accumulated	Carrying
Successor	Period	Amount	Amortization	Amount
Customer relationships	15-20 years	$30,237	$(3,867)	$26,370
Non-competition agreements	2 years	12,446	(4,656)	7,790
Backlog	1-3 months	797	(734)	63
Proprietary software	3 years	352	(195)	157

		$43,832	$(9,452)	$34,380

     The Company had no amortizable intangible assets prior to May 10, 2006. Amortization expense was $4,087 for the period May 10, 2006 to December 31, 2006 and $5,365 for the year ended December 31, 2007.
     The total weighted average amortization period for intangible assets is approximately 13 years and there are no residual values. The annual amortization expense expected for the succeeding five years is as follows: $9,086 in 2008, $7,043 in 2009, $3,135 in 2010, $2,643 in 2011 and $2,230 in 2012.

Note 7. Other Payables
     Other payables consist of the following as of December 31, 2006 and 2007:

	Successor
	December 31,
	2006	2007
Current maturities of long-term debt	$1,853	$1,846
Accrued bonuses	13,103	12,262
Accrued interest	11,525	13,830
Purchase consideration payable to Pressag North America, Inc.	8,050	—
Deferred consideration payable	5,300	—
Accrued expenses and other	17,570	17,751

	$57,401	$45,689

Note 8. Long-Term Debt
     Long-term debt consists of the following as of December 31, 2006 and 2007:

	Successor
	December 31,
	2006	2007
Revolver loan	$164,341	$213,374
Senior notes	250,000	250,000
Floating rate notes	—	167,338
Real estate mortgages	49,875	49,074
Other long-term debt	12,000	11,000
Capitalized lease obligation	51	—

	476,267	690,786
Less: current maturities of long-term debt	(1,853)	(1,846)

	$474,414	$688,940

     On January 18, 2005, the secured credit agreement was amended so that the facility was increased to $250,000, all of which was a revolver loan with an extension of the agreement for five years to January 2010.
     In connection with the Platinum Acquisition, on May 9, 2006, PNA amended and restated the senior secured credit agreement further with a syndicate of financial institutions and institutional lenders. Set forth below is a summary of the terms of PNA’s senior secured credit facilities.
     PNA’s senior secured credit facilities provide for senior secured financing of up to approximately $460,000 consisting of:
•	$85,000 term loan facility with maturity of five years that was drawn in full in connection with the acquisition of all of the outstanding capital stock of PNA by Platinum; and
•	$375,000 revolving loan facility, including a letter of credit sub-facility of $30,000, that will terminate in five years.
     Under the terms of PNA’s revolving credit facility, we may borrow up to an amount equal to 65% of eligible inventory, limited to $230,000, plus 85% of eligible accounts receivable. All borrowings under PNA’s senior secured credit facilities are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.
     The loans are charged interest on a base rate method or a LIBOR method, at the option of PNA, as defined in the credit agreement. Interest on the loans is paid on a monthly or quarterly basis, depending on whether the loan is under the base rate method or LIBOR method. The principal on the revolver loan is due and payable on May 9, 2011. The term loans required scheduled quarterly payments of principal of $3,250 through April 1, 2011 but were repaid in total with the proceeds of the Senior Notes issued in August 2006 (see Senior Notes described below). In the event that there is a change of control in which case PNAG Holding ceases to own and control 100% of PNA, or in which PNA ceases to own and control 100% of each of Infra-Metals, Delta, Feralloy, MSC and Precision Flamecutting, or in the event that PNA violates debt covenants, as defined and specified in the credit agreement, then such occurrence shall constitute an event of default under the credit facility and the lenders have the ability, among other things, to accelerate the repayment of the loan. The secured credit facility requires PNA to provide annual audited financial statements to the lenders within 90 days of fiscal year-end. The loans are secured by a blanket lien on all of PNA’s and its subsidiaries’ assets other than those of joint ventures in which it holds a minority interest, and the loans are not guaranteed by PNA Intermediate or PNAG Holding.
     The aggregate borrowing limits under the outstanding credit facilities were $375,000 at December 31, 2006 and 2007. Borrowings under these lines of credit were $164,341 and $213,374 at December 31, 2006 and 2007, respectively. Interest rates on the outstanding credit facilities were 6.375% at December 31, 2006 and ranged from 6.375% to 6.75% at December 31, 2007. Letters of credit of $7,387 and $10,612 were also outstanding under these agreements as of December 31, 2006 and 2007, respectively. In addition, PNA pays a monthly fee of 0.25% to 0.375% of the unused portion of the credit facility calculated as the difference between the aggregate borrowing limit and the outstanding. The unused credit facility fee percentage fluctuates based on a calculation of PNA’s fixed charge coverage ratio as defined in the credit facility.
     In conjunction with the amended and restated facility, the Company incurred $2,798 of secured credit facility closing fees and expenses which have been capitalized and included in “Deferred financing costs, net” in the Consolidated Balance Sheet. These costs are being amortized over the 5-year term of the agreement.
     On March 11, 2008, PNA entered into an amendment with its senior secured lenders to increase the revolving credit facility from $375,000 to $425,000 and to increase the borrowing limit under the inventory portion of the calculation from $230,000 to $260,000. Other terms of the amendment provide PNA with increased flexibility with regard to certain restrictive operating covenants including an increase in annual capital expenditure limits, the ability to make certain acquisitions without prior consent and certain changes to permit other indebtedness.
     As discussed in Note 2, Business Combinations, PNAG Holding entered into a $12,000 seller note dated May 9, 2006 in connection with the purchase of PNA from Preussag North America, Inc. Interest accrues at a rate of 8.0% per annum, payable in arrears at the end of each calendar quarter. Principal payments of $1,000 are due on each anniversary of the note, and the note matures on November 9, 2011 with all unpaid principal and interest due at that time. The note may be prepaid at any time without penalty and is secured by a second priority interest in the capital stock of PNA. In the event of default, the note contains certain restrictions on the payment of dividends or loans to affiliates.
     On August 15, 2006, PNA completed an offering of unsecured 10 3/4% Senior Notes due 2016 for $250,000 (the “Senior Notes”). The notes bear interest at a rate per annum equal to 10.75%, payable semi-annually in cash in arrears, on March 1 and September 1 of each year, commencing on March 1, 2007. The notes will mature on September 1, 2016. PNA may redeem some or all of the notes at any time after September 1, 2011 at a predetermined redemption price plus accrued and unpaid interest up to the applicable redemption date. In addition, on or prior to September 1, 2009, PNA may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings. PNA used the proceeds from this offering to permanently repay the term loans, repay a portion of the revolver loan under PNA’s senior secured credit facility, pay a dividend to fund a return of capital to its parent and to pay related transaction costs and expenses. PNA incurred $7,600 in closing fees and expenses which have been capitalized and included in “Deferred financing costs, net” in the balance sheet. These costs are being amortized over the 10-year term of the notes.
     On September 28, 2006, 17 Travel Main subsidiary properties were mortgaged with Bank of America, N.A. and on November 2, 2006 an additional property was mortgaged, in each case for amounts approximately equal to 75% of their appraised value. The mortgages are for 10 year periods at an interest rate of 6.403%. The funds received were used principally to repay loans from Platinum. Neither PNAG Holding, PNA Intermediate, PNA nor Travel Main is a party to or a guarantor of these mortgages.
     On February 12, 2007, PNA Intermediate sold $170,000 aggregate principal amount at maturity of Senior Floating Rate Toggle Notes due 2013 (the “Floating Rate Notes”), the proceeds of which were used to pay a dividend to PNAG Holding (see Note 11, Related Parties) and transaction costs. The Floating Rate Notes were offered at a discount and therefore proceeds of the offering were 98.25% of the face amount of the Floating Rate Notes. Cash interest accrues on the Floating Rate Notes at a rate per annum, reset quarterly, equal to the three-month LIBOR plus 7.0% (the “Spread”). The interest rate was 11.87% as of December 31, 2007. Paid-in-kind interest, if any, accrues at a rate per annum, reset quarterly, equal to three-month LIBOR plus 0.75% plus the Spread. Interest is due on the Floating Rate Notes quarterly starting May 15, 2007. The initial interest payment was due in cash. For any period thereafter, PNA Intermediate may elect to pay interest in cash or through increasing the principal amount of the outstanding Floating Rate Notes or issuing additional paid-in-kind (“PIK”) notes which accrue interest at a rate per annum, reset quarterly, equal to the three-month LIBOR plus the Spread plus 0.75%. The Spread will increase by 0.50% on the first anniversary of the Floating Rate Notes or earlier based on the timing of a qualified equity issuance as defined in the indenture governing the Floating Rate Notes, and will further increase by an additional 0.50% on the second anniversary of the Floating Rate Notes or earlier based on the timing of the qualified equity issuance. The Floating Rate Notes mature on February 15, 2013. The original issue discount of $2,975 and transaction costs incurred in completing the offering of approximately $4,500 are being deferred and will be amortized over the life of the Floating Rate Notes. As of December 31, 2007, the carrying value of the Floating Rate Notes is $167,338, which is the aggregate principal amount owed at maturity of $170,000 less the unamortized portion of the original issue discount of $2,662.
     The Floating Rate Notes are not guaranteed by the Company, PNA or any of their subsidiaries, are unsecured and rank equally in right of payment with all of PNA Intermediate’s senior debt and senior in right of payment to all of PNA Intermediate’s subordinated debt. The Floating Rate Notes are effectively junior to secured debt to the extent of the collateral securing such debt.
     The amended and restated credit facility with Bank of America, N.A. contains covenants that restrict dividend payments from PNA to its parent when excess availability is less than $40,000. The amended and restated credit facility provides no monetary limit to dividends, provided that the availability restriction is met. The facility also contains restrictions on PNA’s ability to enter into certain transactions such as significant capital expenditures or business combinations without the lender’s consent. PNA received the lender’s consent with regard to the acquisition of Precision Flamecutting in December 2007. See Note 2 Business Combinations for further discussion of the acquisition of Precision Flamecutting for which the purchase price was financed through $54,388 in additional borrowings under the revolving credit facility.
     In connection with the issuance of the Senior Notes, PNA entered into a registration rights agreement requiring that an initial registration statement be filed with the SEC within 270 days of issuance of the Senior Notes for purposes of registering the Senior Notes, with a requirement that the registration become effective within 390 days of issuance. Otherwise, PNA would have been required to pay additional interest in certain circumstances under the agreement. PNA filed the initial registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) on May 14, 2007. The SEC declared the registration statement effective August 9, 2007.
     The Senior Notes contain restrictions on dividends payable by PNA to PNA Intermediate. In general, dividends and other restricted payments of up to 50% of Consolidated Net Income plus amounts received from equity contributions received may be made so long as PNA maintains certain operating ratios as defined in the indenture governing the Senior Notes. Certain payments are exempt from these restrictions, and PNA can pay dividends of up to $15,000 in the aggregate over the term of the Senior Notes that are not subject to these restrictions. As of December 31, 2007, $15,000 of PNA’s retained earnings were unrestricted, and therefore available for payment of dividends. These amounts do not include approximately $10,574 in cash available at December 31, 2007 at PNA Intermediate available to pay Floating Rate Note interest.

     The indenture governing the Floating Rate Notes contains restrictions on future dividends payable by PNA Intermediate to PNAG Holding. These restrictions are based on PNA Intermediate’s consolidated net income and other factors, although PNA Intermediate may pay dividends not in excess of $7,500 in the aggregate that are not subject to such restrictions. The Floating Rate Notes also include standard covenants related to restrictions on incurrence of future indebtedness and conveyance of assets as well as certain optional redemption rights and mandatory redemption requirements in the event of a qualified equity issuance as defined in the indenture agreement.
     In addition, in connection with the issuance of the Floating Rate Notes, PNA Intermediate entered into a registration rights agreement providing the noteholders registration rights whereby in the event PNA Intermediate did not meet certain timetables for registering the Floating Rate Notes with the SEC, PNA Intermediate would have been required to pay additional interest in certain circumstances. The registration rights agreement relating to the Floating Rate Notes requires that an initial registration statement be filed with the SEC within 270 days of issuance of the Floating Rate Notes, and the registration statement become effective within 390 days of issuance. PNA Intermediate filed the initial registration statement with the SEC on Form S-4 on October 19, 2007 and the SEC declared the registration statement effective February 7, 2008.

     The combined aggregate maturities of long-term debt for each of the next five years and thereafter are as follows:
Year ended December 31,

2008	$1,846
2009	1,912
2010	1,973
2011	222,412
2012	1,099
2013 and thereafter	461,544

$690,786

Note 9. Derivative Financial Instrument
     PNA entered into an interest rate swap agreement during the year ended December 31, 2003 to reduce the impact of changes in interest rates on its floating rate debt. The interest rate swap agreement with Bank of America, N.A. had a notional amount of $75,000 and expired on September 30, 2006. The agreement effectively changed our interest rate exposure on $75,000 floating interest rate debt through September 30, 2006.
     PNA entered into three additional interest rate swap agreements for a total of $50,000 in June 2006 for a 3 year period commencing October 1, 2006 with Bank of America, Wachovia Bank, N.A. and LaSalle Bank, N.A. These agreements also reduce the impact of changes in interest rates on our floating rate debt.
     The fair market value of interest rate swaps is the estimated amount the Company would receive or pay to terminate the swap agreement at the reporting date, taking into account current and expected interest rates. The fair values of the outstanding swap agreement were liabilities of approximately $381 and $1,117 at December 31, 2006 and 2007, respectively. Changes in the value of the swap agreements are recorded to selling, general and administrative expenses in the Consolidated Financial Statements and resulted in losses of $381 and $736 for the period May 10, 2006 to December 31, 2006 and for the year ended December 31, 2007, respectively. PNA and its subsidiaries are jointly and severally liable for the performance under the interest rate swap agreements.
Note 10. Retirement Benefits and Compensation Plans
     The Company has two noncontributory, defined benefit pension plans and a nonqualified, unfunded retirement plan (together, the “Plans”). Of the noncontributory, defined benefit pension plans (the “Pension Plans”), one covers substantially all Feralloy nonunion employees who have attained age 21 and the other covers all union employees at Feralloy’s Midwest, Southern and St. Louis divisions. Feralloy’s nonqualified, unfunded retirement plan (the “Supplemental Executive Retirement Plan”, or “SERP”) provides supplemental benefits to certain of its executive employees. To provide for the SERP, Feralloy purchased Company-owned life insurance contracts on the related employees.
     Effective December 31, 2006, the Company adopted a change to freeze the benefits under the Company’s Non-Union Pension Plan, a defined benefit pension plan and instituted a new defined contribution plan effective January 1, 2007. On October 30, 2006, Feralloy’s Board of Directors authorized a change to freeze the benefits under its SERP.
     Implementation of the changes to the SERP was effective March 1, 2007 to allow for appropriate notice to affected employees and provide time necessary for essential actuarial studies and analysis with respect to the design change and preparation of operative documents. As a result, in accordance with Statement of Financial Accounting Standard No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, the Company recognized a curtailment gain of $2,210 in the fourth quarter of fiscal year 2006 related to freezing benefits of its Non-

Union Pension Plan and $690 for the year ended December 31, 2007 related to freezing benefits of its SERP.
     In September 2006, the FASB issued Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R) (SFAS 158). The Company adopted the provisions of SFAS 158 as of December 31, 2006 which require the funded status of defined benefit pension and other benefit plans be fully recognized on the balance sheet. The adoption of SFAS 158 had no effect on the recognition of pension related costs in the income statement. Overfunded plans are recognized as an asset and underfunded plans are recognized as a liability. The initial impact of the standard due to unrecognized prior service costs or credits and net actuarial gains or losses as well as subsequent changes in the funded status are recognized as changes to accumulated other comprehensive income (AOCI) in the Statement of Stockholders’ Equity. SFAS 158 also requires additional disclosures about the annual effects on net periodic benefit cost arising from the recognition of the deferred actuarial gains or losses and prior service costs or credits. Additional minimum pension liabilities (AMLs) and the related intangible assets, if any, are no longer recorded. The impact of the adoption of SFAS 158 on the Company’s consolidated financial statements was not material.
     The change in the Plans’ benefit obligations, assets and funded status as of and for the year ended December 31, 2005, the periods January 1, 2006 to May 9, 2006 and May 10, 2006 to December 31, 2006 and the year ended December 31, 2007 are as follows:

	Predecessor		Successor
	Year Ended	January 1	May 10 to	Year Ended
	December 31,	to May 9,	December 31,	December 31,
	2005	2006	2006	2007
Change in benefit obligation
Benefit obligation, beginning of period	$19,959	$23,807	$21,930	$21,464
Service cost	812	318	497	—
Interest cost	1,217	442	902	1,132
Benefits paid	(640)	(265)	(471)	(835)
Actuarial loss (gain)	2,459	(2,372)	1,152	(1,185)
Curtailments	—	—	(3,325)	(690)

Special termination benefits	—	—	779	—
Benefit obligation, end of period	$23,807	$21,930	$21,464	$19,886

Change in Plans assets
Fair value of plan assets, beginning of period	$13,204	$14,384	$15,024	$16,171
Actual return on plan assets	293	249	638	668
Employer contributions	1,527	656	980	566
Benefits paid	(640)	(265)	(471)	(835)

Fair value of plan assets, end of period	$14,384	$15,024	$16,171	$16,570

Funded status, end of period
Projected benefit obligation in excess of fair value of plan assets	$(9,423)	$(6,906)	$(5,293)	$(3,316)

Unrecognized transition obligation	—	—
Unrecognized prior service cost	122	98
Unrecognized net actuarial loss	9,428	7,046

Net amount recognized	$127	$238

     The components of net periodic pension cost (benefit) and total pension expense as of and for the periods May 10, 2006 to December 31, 2006, January 1, 2006 to May 9, 2006 and the years ended December 31, 2005 and 2007 are as follows:

	Predecessor		Successor
	Year Ended	January 1	May 10 to	Year Ended
	December 31,	to May 9,	December 31,	December 31,
	2005	2006	2006	2007
Components of net periodic pension cost (benefit) and total pension expense
Service cost	$812	$318	$497	$—
Interest cost	1,217	442	902	1,132
Expected return on plan assets	(1,099)	(393)	(817)	(1,289)
Amortization of transitional obligation	26	—	—	—
Amortization of prior service cost	55	24	—	—
Recognized actuarial loss	334	154	—	—
Curtailments	—	—	(2,210)	(690)
Special termination benefits	—	—	779	—

Net periodic pension cost (benefit)	$1,345	$545	$(849)	$(847)

     The amounts recognized in the Consolidated Balance Sheets as of December 31, 2006 and 2007 are as follows:

	Successor
	December 31,
	2006	2007
Amounts recognized in Consolidated Balance Sheets
Accrued benefit liability	$(5,293)	$(3,316)
Accumulated other comprehensive deficit (income)	216	(560)

Net amount recognized	$(5,077)	$(3,876)

     The Company develops its pension benefit costs and credits from actuarial valuations. Inherent in these valuations are key assumptions, including discount rates and expected return on plan assets. A key assumption used in valuation of the projected benefit obligation is that of the discount rate. In setting this rate, the Company utilized several bond indexes including the annualized Moody’s “Aa rated” bond index, the Citigroup Yield Curve and the Aon Yield Curve as it believes they most closely match the timing of expected future benefit payments. The indexes ranged from 5.80% to 6.20% and the Company elected to use a discount rate of 6.00% as of the December 31, 2007 valuation. Assumptions used to determine the benefit obligation at December 31 and net periodic benefit cost for the years ended December 31 are detailed below:

	Successor
	December 31,
	2006	2007
Weighted-average assumptions used in computing projected benefit obligation at December 31
Discount rate for determining benefit obligations	5.875%	6.00%
Rate of compensation increase	4.00%	0.00%

	Predecessor		Successor
	Year Ended	January 1 to	May 10 to	Year Ended
	December 31,	May 9,	December 31,	December 31,
	2005	2006	2006	2007
Weighted-average assumptions used in computing net periodic pension cost as and for the periods ending:
Discount rate	6.00%	5.50%	6.25%	5.88%
Rate of compensation increase	4.00%	4.00%	4.00%	0.00%
Expected rate of return on plan assets	8.00%	8.00%	8.00%	8.00% / 0.00%*

*	Expected rate of return on plan assets assumption was 8.00% for the Pension Plans and 0.00% for the SERP.
     The asset allocation and significant assumptions regarding the Plans’ assets are set forth below:

		Successor
	Target	December 31,
	Allocation	2006	2007
Plans Assets
Equity securities	50% - 80%	67%	69%
Fixed income	20% - 50%	33%	31%
Money market	0%	0%	0%
Market value of assets		market value	market value
Amortization method for prior service costs		straight-line	straight-line
Amortization method for gains and losses		straight-line	straight-line
Measurement date		12/31/06	12/31/07
     Approximate benefit payments expected to be paid in each of the succeeding five years and in the aggregate for the five years thereafter are as follows: 2008 — $878, 2009 — $925, 2010 — $923, 2011 — $1,077, 2012 — $1,079 and 2013 to 2017 — $5,295.
     The Company expects to make contributions to the Plans of approximately $115 during 2008.
     The long-term rate of return of the Plans’ investment allocation is designed to be commensurate with a conservatively managed balance allocation. The funds’ assets are to be allocated among intermediate term, high-quality corporate and government bonds and large cap domestic based growth stocks.
     The returns should benchmark the Lipper Balance Funds index. Should the Plans’ investment committee wish to take a more aggressive approach, the allocation may be adjusted to a higher proportion of equity holdings and a more defensive approach will result in less equity allocation.
     As part of investment policies and strategies, Feralloy and the Plans’ investment committee will meet at least once a year to review and formulate the specific investments and allocations. Any adjustments that are deemed necessary will be based on specific criteria, i.e., necessary funding, Plan obligations, expenses and liquidity needed.
     Feralloy, Delta, Infra-Metals and MSC make discretionary contributions to various defined contribution employee benefit plans. The Company matches a portion of the participant’s contribution to retirement plans. Total contributions relating to these plans were approximately $1,155, $813, $455 and $2,349 for the year ended December 31, 2005, the periods January 1, 2006 to May 9, 2006 and May 10, 2006 to December 31, 2006 and the year ended December 31, 2007, respectively. Employee contributions are limited to the Internal Revenue Service established annual dollar limits. Employee eligibility ranges from after 1 month of service to 6 months with enrollment entry dates varying. Employee contributions vest immediately with Company contributions vesting after up to 6 years.
     Effective May 17, 2007, PNAG Holding adopted a Participation Plan for the purpose of providing incentive compensation to our key employees. The incentive compensation is awarded in the form of non-equity performance units, the value of which is related to the appreciation in our value. The performance units are payable to participants upon the occurrence of a “qualifying event” defined as (1) a sale of any of PNAG Holding’s common stock by Platinum (other than a sale to our affiliates), (2) the consummation of a public offering of PNAG Holding’s stock owned by Platinum or its affiliates or (3) the payment of cash dividends by PNAG Holding to Platinum (other than dividends arising out of or relating to any real estate owned by us or our subsidiaries as of the effective date of the Participation Plan). The participants initially vested 25% at the inception of the Participation Plan and vest an additional 25% each year over three years. Any vested amounts paid under the Participation Plan will be treated as compensation at the PNA level. The Participation Plan expires on December 31, 2017, and all performance units terminate upon the termination or expiration of the Participation Plan. Subject to certain exceptions, upon a termination of employment, all performance units granted to a participant will be forfeited. Total compensation expense associated with the Participation Plan totaled $7,161 for the year ended December 31, 2007.
Note 11. Related Parties
     Receivables from affiliates represent an amount due from our Mexican joint-venture Acero Prime. Payables to affiliates represent amounts due to two domestic joint ventures who are parties to the group cash management system and who have positive cash balances with the Company.
     Dividends paid to minority interest holders of entities accounted for using the equity method of accounting totaled $1,862, $343, $2,058 and $2,438 during the year ended December 31, 2005, the periods from January 1, 2006 to May 9, 2006 and May 10, 2006 to December 31, 2006 and the year ended December 31, 2007, respectively.
     During the year ended December 31, 2007, the Company made a regularly scheduled principal payment of $1,000 on the $12,000 seller note to Preussag North America, Inc., or the seller note (see Note 2, Business Combinations and Note 8, Long-Term Debt), which reduced the balance to $11,000 as of December 31, 2007. Interest on the seller note accrues at 8% per annum. Interest costs on the note were $621 and $908 for the period May 10, 2006 to December 31, 2006 and the year ended December 31, 2007, respectively, of which $242 was owed at December 31, 2006 and recorded in other payables in the Consolidated Balance Sheet. No accrued interest was owed on the seller note as of December 31, 2007. In addition, in connection with the Platinum Acquisition there were amounts owed to Preussag as of December 31, 2006 which were paid during the year ended December 31, 2007 related to settlement of certain preacquisition tax liabilities in accordance with the Merger Agreement. The Company recorded $8,050 in connection with this payable to Preussag which was included in other payables in the Consolidated Balance Sheet at December 31, 2006. No such additional payments are owed to Preussag North America, Inc.
     During the period May 10, 2006 to December 31, 2006, Platinum and its affiliates extended two loans to the Company, one for $45,000 and the other for $54,200, for the primary purposes of consummating the Platinum Acquisition and the MSC Acquisition. For each of these loans, the principal was repaid, together with accrued interest, prior to December 31, 2006. Interest on both loans accrued at a rate of 10.0% per annum on outstanding balances. Interest costs incurred and included in the Condensed Consolidated Statement of Income for the period May 10, 2006 to December 31, 2006 totaled approximately $1,074.
     PNA paid cash dividends of $2,000 to Preussag North America, Inc. during the period January 1, 2006 to May 9, 2006. PNA Intermediate used the net proceeds from the issuance of its Floating Rate Notes to pay a cash dividend of $162,525 to the Company on February 12, 2007, and on that date the Company, in turn, paid a dividend of $70,000 to Platinum. On May 14, 2007, the Company paid a cash dividend to Platinum of $96,870, of which $92,525 related to the remaining proceeds of the Floating Rate Notes.
     PNA paid Platinum $5,000 during the period from May 10, 2006 to December 31, 2006 and $5,000 during the year ended December 31, 2007 as the annual monitoring fee owed pursuant to a corporate advisory services agreement.
     On October 19, 2007, Platinum, through certain affiliates, completed the purchase of Ryerson, Inc. (“Ryerson”). Ryerson conducts materials distribution operations through steel service centers located throughout the United States and Canada. Net sales to and purchases from Ryerson totaled $3,064 and $309, respectively, during the year ended December 31, 2007.

Note 12. Commitments and Contingencies
     During the third quarter of fiscal year 2007, the Company determined that the quality of certain material it received primarily during the second quarter of fiscal year 2007 from steel traders dealing with certain foreign suppliers is inconsistent with the mill’s certification of the steel specifications that accompanied such material. The Company is currently in a dispute with such steel traders regarding the quality of specific orders of steel purchased from these suppliers as well as the corresponding amount owed by the Company to these traders. The Company believes it has adequately provided for all amounts owed related to this material.
     The Company has recorded a valuation adjustment of $711 related to the value of such inventory on hand as of December 31, 2007 representing the difference between the carrying value of the inventory and its estimated market value. If market conditions are less favorable than those projected by the Company, additional charges to increase this adjustment may be required.
     With regard to potential claims against the Company related to the quality of such steel previously sold, management believes that the Company’s ability to ultimately recover from the foreign suppliers may be limited to the extent that any valid claims are made against the Company for which the Company does not carry, or does not carry sufficient, insurance coverage. As the Company, consistent with industry practice, does not generally perform independent testing of the steel it receives from mills with mill certifications, we also evaluated the extent to which we may have received similarly non-conforming steel from foreign suppliers through various steel traders in prior periods. Management is not able at this time to determine what, if any, effect these events may have on the Company’s consolidated financial position or consolidated results of operations in the future.
     The Company is also involved in several legal proceedings, claims and litigation arising in the ordinary course of business. Management presently believes that the outcome of each such pending proceeding or claim will not have a material adverse effect on the consolidated financial position of the Company or on the consolidated results of operations. Should any losses be sustained in connection with any proceeding or claim in excess of provisions, the amount will be charged to income in the future.
     The Company had purchase commitments of approximately $253,577 for inventory at December 31, 2007. These commitments were made to assure the Company a normal supply of stock and, in management’s opinion, will be sold to obtain normal profit margins.
     The consolidated group leases real estate, office space, data processing equipment automobiles and trucks. Several of the leases require the lessee to pay taxes, maintenance and other operating expenses.

     Our minimum lease obligations for continuing operations under certain long-term non-cancellable operating lease agreements for office space, warehouse space, auto and truck leases and office equipment are as follows:
Year ended December 31,

2008	$3,988
2009	3,001
2010	2,047
2011	1,389
2012	756
2013 and thereafter	6,043

$17,224

     Rent expense under non-capitalized, non-cancellable lease agreements was $6,739, $1,599, $3,049 and $5,804 for the year ended December 31, 2005, the periods January 1, 2006 to May 9, 2006 and May 10, 2006 to December 31, 2006 and the year ended December 31, 2007, respectively.
Note 13. Income Taxes
     Income tax expense (benefit) attributable to income consists of:

	Predecessor		Successor
	Year Ended	January 1 to	May 10 to	Year Ended
	December 31,	May 9,	December 31,	December 31,
	2005	2006	2006	2007
Current	$17,023	$10,686	$25,845	$13,430
Deferred	4,802	(540)	(2,226)	(1,121)

	$21,825	$10,146	$23,619	$12,309

     Income tax expense (benefit) attributable to income differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to pretax income from operations as a result of the following:

	Predecessor		Successor
	Year Ended	January 1 to	May 10 to	Year Ended
	December 31,	May 9,	December 31,	December 31,
	2005	2006	2006	2007
Computed tax expense	$20,129	$9,503	$22,652	$8,955
State income tax expense, net of federal benefit	1,208	971	1,961	1,056
Change in valuation allowance	(100)	—	—	1,279
Other	588	(328)	(994)	1,019

	$21,825	$10,146	$23,619	$12,309

Effective tax rate	37.9%	37.4%	36.5%	48.1%

     As of December 31, 2007, the Company has state net operating loss carryforwards (NOL’s) totaling approximately $29,500 that will begin to expire in 2026. The Company believes it is unlikely these state NOL’s will be utilized prior to their expiration and has recorded a valuation allowance equal to the carrying value of these unrealizable NOL’s. The valuation allowance increased by $1,279 during the year ended December 31, 2007 as a result of these state NOL’s and other state deferred income tax assets for which it is more likely than not that a future benefit will be realized.

     A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2007	$—
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	623
Reductions for tax positions of prior years	—
Settlements	—

Balance at December 31, 2007	$623

     The Company believes that it is reasonably possible that a change to its unrecognized tax benefits could occur within twelve months, potentially decreasing the unrecognized tax benefit by $561. These changes may be the result of the closing of certain statutes as well as the amendment of prior year tax returns.
     The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below as of December 31, 2006 and 2007:

	Successor
	December 31,
	2006	2007
Current deferred tax assets
Inventory	$4,136	$5,453
Insurance	478	591
Allowance for doubtful accounts	2,088	1,895
Accrued expenses	897	902
Other	107	—
Valuation allowance	—	(718)

Total current deferred net tax asset	7,706	8,123

Non-current deferred tax assets
Fixed assets, depreciation and amortization	3,690	2,813
Accrued pension	2,076	1,388
Deferred financing costs	1,248	862
State net operating losses	—	1,149
Other	352	689
Valuation allowance	—	(561)

	7,366	6,340
Non-current deferred tax liabilities
Intangible amortization	(6,867)	(5,121)
Book/tax difference in partnership	(1,709)	(1,648)
Other	(395)	(518)

	(8,971)	(7,287)

Total non-current deferred net tax liability	(1,605)	(947)

Net deferred tax asset	$6,101	$7,176

Note 14. Business Segment Information
     The Company has two reportable segments based along product lines—the long products and plate segment and the flat rolled segment. The long products and plate segment distributes numerous products including structural beams, tubing, plates, sheets and pipes and provides some value-added steel processing capabilities that includes saw-cutting and T-splitting. The flat rolled segment offers hot rolled, hot rolled pickled and oiled, cold rolled and galvanized and other coated coil and sheet products. Virtually all of the steel sold by the flat rolled segment receives value-added processing such as temper-passing, leveling or slitting. Through this segment, the Company also performs tolling, in which it processes steel for a fee, but does not take title to the inventory.

     As discussed in Note 1, as of December 31, 2007 the Company conducted its steel services business through five operating subsidiaries: Infra-Metals, Delta, Feralloy, MSC and Precision Flamecutting. The operations of Feralloy comprise the flat rolled segment products while Infra-Metals, Delta, MSC and Precision Flamecutting are aggregated to constitute the long products and plate segment based on the entities’ product lines and their exhibiting similar economic characteristics, products, customers and delivery methods. The primary measures of performance used by management in evaluating the segments are net sales and operating income.
     The results of Travel Main, which do not constitute a reportable segment, are combined with holding company revenue and expenses, and consolidation eliminations and reclassifications and disclosed as corporate and other for purposes of reconciling segment reporting disclosures to the Consolidated Financial Statements.
     The Company uses the same accounting policies to generate segment results as it does for its consolidated results. None of the operating business segments relies on any one major customer. All of the Company’s goodwill is included as part of the long products and plate segment total assets.

	Long Products	Flat	Corporate
	and Plate	Rolled	and Other	Total
Predecessor Company
Year ended December 31, 2005
Net sales to external customers	$728,680	$521,609	$—	$1,250,289
Operating costs and expenses	672,873	511,875	2,633	1,187,381
Operating income (loss)	55,807	9,734	(2,633)	62,908
Capital spending	5,246	1,081	—	6,327
Total Segment Assets	317,177	181,575	5,344	504,096
Depreciation and amortization	3,910	5,542	14	9,466
Income from equity investments	—	1,546	—	1,546
Interest expense	4,985	5,287	(4,753)	5,519
Period from January 1 to May 9, 2006
Net sales to external customers	$315,034	$172,156	$—	$487,190
Operating costs and expenses	286,045	167,869	4,733	458,647
Operating income (loss)	28,989	4,287	(4,733)	28,543
Capital spending	1,928	532	—	2,460
Total Segment Assets	398,008	187,553	6,650	592,211
Depreciation and amortization	1,293	1,967	2	3,262
Income from equity investments	—	770	—	770
Interest expense	1,690	968	(1,283)	1,375

Successor Company
Period from May 10 to December 31, 2006
Net sales to external customers	$764,380	$309,821	$—	$1,074,201
Operating costs and expenses	684,478	295,006	3,872	983,356
Operating income (loss)	79,902	14,815	(3,872)	90,845
Capital spending	3,684	1,218	—	4,902
Total Segment Assets	522,363	164,706	59,375	746,444
Depreciation and amortization	5,907	1,760	259	7,926
Income from equity investments	—	942	—	942
Interest expense	17,399	7,385	812	25,596
Year ended December 31, 2007
Net sales to external customers	$1,194,936	$437,533	$—	$1,632,469
Operating costs and expenses	1,105,045	426,195	12,692	1,543,932
Operating income (loss)	89,891	11,338	(12,692)	88,537
Capital spending	8,895	5,877	6	14,778

	Long Products	Flat	Corporate
	and Plate	Rolled	and Other	Total
Total Segment Assets	551,671	160,298	68,850	780,819
Depreciation and amortization	8,352	2,620	581	11,553
Income from equity investments	—	2,558	—	2,558
Interest expense	30,211	13,197	19,727	63,135
     Intersegment net sales were not significant. Travel Main charges rent to the operating subsidiaries of PNA. Rent charged by Travel Main to the long products and plate segment and the flat rolled segment were $1,833 and $613, respectively, for the period from May 10, 2006 to December 31, 2006. Rent charged by Travel Main to the long products and plate segment and the flat rolled segment were $4,734 and $1,581, respectively, for the year ended December 31, 2007.
Note 15. Common Stock
     On May 9, 2006, PNAG Holding (formerly known as Travel Holding Corporation) was capitalized with 8,750,000 shares of common stock by Platinum. Also on May 9, 2006, Platinum closed on the purchase of PNA whereby Travel Merger, then a wholly owned subsidiary of PNAG Holding, merged with and into PNA with PNA being the surviving corporation. For periods prior to May 10, 2006, PNA had 1,000 shares outstanding with no dilution. For periods subsequent to May 9, 2006, PNAG Holding had 8,750,000 shares outstanding with no dilution. All shares outstanding are common shares and have equal voting, liquidation and preference rights.
Note 16. Planned Initial Public Offering
     On April 30, 2007, the Company filed a registration statement with the SEC relating to a proposed initial public offering of its common stock and subsequently filed amendments nos. 1, 2, 3 and 4 to the initial registration statement on June 13, 2007, July 6, 2007, August 24, 2007 and December 14, 2007, respectively.
     Simultaneous with the consummation of PNAG Holding’s planned initial public offering, the Company will transfer the stock of Travel Main by way of dividend to a newly created parent limited liability corporation (“LLC”) of PNAG Holding, which will be wholly owned by Platinum. The transfer will occur because ownership of real estate assets is not a core business of PNA and our stockholder, therefore, desires to keep the real estate assets separate from the operations of PNA. While the transaction is not expected to result in pre-tax book gain or loss, the Company expects the transfer will result in a gain for tax return purposes resulting in a tax liability payable in cash by PNA of approximately $7,900. Travel Main’s subsidiaries will also record a deferred tax asset of approximately $7,900 as they will receive the future benefit of the increase in the tax basis of the assets transferred. In accordance with FIN 46(R) and based on the present assumptions regarding the Company’s future capital structure, PNA will likely hold an implicit variable interest in Travel Main’s subsidiaries and will be the primary beneficiary of these variable interest entities. Accordingly, the combined financial statements of Travel Main’s subsidiaries will be consolidated into the Company’s consolidated financial statements. Thus, while the Company will not receive any future benefit of the deferred tax asset of approximately $7,900, it will present the deferred tax asset on its Consolidated Balance Sheet as a result of consolidating Travel Main’s subsidiaries.
     As of December 31, 2007, the Company had incurred approximately $2,231 of costs in fiscal year 2007 directly attributable to its planned initial public offering of common stock. Such costs were being deferred throughout the current period since the registration process was expected to be completed later in fiscal year 2007 or in early fiscal year 2008. While the Company maintains its readiness to complete an initial public offering, we recognize there is what we believe to be a temporary postponement in the timing of the offering, and thus, we have elected to expense these deferred costs in the current year.
Note 17. Subsequent Event
     Effective March 14, 2008, PNA completed the acquisition of all the outstanding ownership interests of S & S Steel Warehouse, Inc. and an affiliated operating company (together referred to as “S&S”) for an aggregate purchase price of approximately $44,500 subject to usual post-closing working capital and other settlement adjustments. The purchase price included cash consideration paid at closing to the former owners of approximately $24,900 and refinancing of approximately $16,100 of S&S’s then existing indebtedness. The purchase agreement provided for a holdback of $3,500 of the purchase price to fund any indemnity claim by PNA and which will be paid over two years following closing. The acquisition was financed through additional borrowings under PNA’s revolving credit facility. S&S was founded in 1966 and is a general line, metals service center company serving the greater Chicago, Illinois area and adjacent states. S&S specializes in carbon structural products and provides the Company the ability to expand its long products and plate segment in this market.

PNA GROUP HOLDING CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of dollars, except share amounts)

	December 31,	March 31,
	2007	2008
Assets
Current assets Cash and cash equivalents	$15,471	$11,564
Restricted cash	2,096	1,660
Accounts receivable, less allowance for doubtful accounts of $4,985 and $5,414, respectively	185,932	236,593
Inventories, net	392,110	452,102
Receivables from affiliates	487	537
Other current assets	18,950	18,573

Total current assets	615,046	721,029
Property, plant and equipment, net	72,104	88,796
Goodwill	32,667	32,667
Intangible assets, net	34,380	32,127
Deferred financing costs, net	15,466	15,206
Equity investments	8,941	9,600
Other noncurrent assets	2,215	2,644

Total assets	$780,819	$902,069

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$136,218	$154,801
Payables to affiliates	1,237	1,176
Other payables	45,689	36,546
Income taxes payable	673	7,993

Total current liabilities	183,817	200,516
Long term debt, net of current maturities	688,940	776,705
Deferred income taxes	947	6,488
Accrued pension costs	3,316	3,063

Total liabilities	877,020	986,772

Commitments and contingencies	—	—
Minority interest	1,483	1,915
Stockholders’ deficit
Common stock: $.01 par value—10,000,000 shares authorized; 8,750,000 shares issued and outstanding	88	88
Additional paid-in capital	—	—
Accumulated deficit	(97,980)	(86,914)
Accumulated other comprehensive income	208	208

Total stockholders’ deficit	(97,684)	(86,618)

Total liabilities and stockholders’ deficit	$780,819	$902,069

The accompanying notes are an integral part of these condensed consolidated financial statements.

PNA GROUP HOLDING CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars)

	Three Months Ended March 31,
	2007	2008
Net sales	$407,322	$474,037
Cost and expenses:
Cost of materials sold (exclusive of items shown below)	335,536	384,081
Processing	8,137	9,924
Distribution	5,591	6,214
Selling, general and administrative	28,622	33,413
Amortization of intangibles	1,391	2,388
Depreciation	1,580	1,813

Total operating costs and expenses	380,857	437,833

Operating income	26,465	36,204
Interest expense	13,126	17,472
Income from equity investments	(453)	(658)

Income before minority interest and income tax expense.	13,792	19,390
Minority interest	513	774

Income before income tax expense	13,279	18,616
Income tax expense	5,066	7,550

Net income	$8,213	$11,066

Basic and fully diluted earnings per share	$0.94	$1.26

Basic and fully diluted number of shares outstanding (see Note 14)	8,750,000	8,750,000

Cash dividends per share	$8.00	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

PNA GROUP HOLDING CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
THREE MONTHS ENDED MARCH 31, 2008
(in thousands of dollars, except shares)

				Accumulated
		Additional		Other
		Paid-in	Accumulated	Comprehensive
		Capital	Deficit	Income	Total
	Common Stock
	Shares					Value
Balances at December 31, 2007	8,750,000	$88	$—	$(97,980)	$208	$(97,684)
Net income	—	—	—	11,066	—	11,066

Balances at March 31, 2008	8,750,000	$88	$—	$(86,914)	$208	$(86,618)

The accompanying notes are an integral part of these condensed consolidated financial statements.

PNA GROUP HOLDING CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Three Months Ended March 31,
	2007	2008
Cash flows from operating activities
Net income	$8,213	$11,066
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	2,971	4,201
Amortization of deferred financing costs and original issue discount	—	535
Provision for bad debts	230	554
Deferred income taxes	(103)	(412)
Gain on disposal of fixed assets	—	(16)
Minority interests	513	774
Income from equity investments	(453)	(658)
Dividends received from equity investments	315	—
(Increase) decrease in
Accounts receivable	(12,966)	(35,661)
Receivables from/payables to affiliates	(450)	(112)
Inventories	15,649	(26,932)
Other assets	4,176	1,106
(Decrease) increase in
Payables	(5,497)	8,379
Accruals	(22,211)	(13,909)
Income tax payable	(4,837)	8,069
Accrued pension cost	(1,033)	(253)

Net cash used in operating activities	(15,483)	(43,269)

Cash flows from investing activities
(Increase) decrease in restricted cash	(913)	436
Purchases of property, plant and equipment	(4,631)	(7,513)
Proceeds from disposals of property, plant and equipment	—	30
Acquisition of Sugar Steel, net of cash acquired	—	(40,760)

Net cash used in investing activities	(5,544)	(47,807)

Cash flows from financing activities
Proceeds from Floating Rate Note issue	167,025	—
Net proceeds on revolving credit facility	15,367	87,902
Other long-term debt	(7)	(115)
Deferred financing costs	(4,329)	(275)
Dividend paid to minority interest holders	(343)	(343)
Dividends paid to parent	(70,000)	—

Net cash provided by financing activities	107,713	87,169

Net increase (decrease) in cash and cash equivalents	86,686	(3,907)
Cash and cash equivalents at beginning of period	12,891	15,471

Cash and cash equivalents at end of period	$99,577	$11,564

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$18,060	$23,200

Income taxes	$10,060	$352

The accompanying notes are an integral part of these condensed consolidated financial statements.

PNA GROUP HOLDING CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008
(dollars in thousands, except per share amounts)
Note 1. Description of Business
Description of Business
     PNA Group Holding Corporation (“PNAG Holding”), formerly known as Travel Holding Corporation, is owned by Platinum Equity Capital Partners and its affiliates (together referred to as “Platinum”) and is a holding company which owns all the outstanding stock of its two subsidiaries, PNA Intermediate Holding Corporation (“PNA Intermediate”) and Travel Main Corporation (“Travel Main”). PNA Intermediate is a holding company which owns all the outstanding stock of its subsidiary, PNA Group, Inc. (“PNA”). PNA is a holding company which provides management services to and conducts business through six operating subsidiaries. PNAG Holding and its subsidiaries are referred to collectively herein as the “Company” or “Successor Company”, “we”, “us” or “our”.
     PNAG Holding was incorporated in February 2006 in the state of Delaware for the purpose of acquiring PNA. Prior to 2006, PNA was owned by Preussag North America, Inc., a holding company which was the U.S. subsidiary of a German corporation. PNAG Holding completed the acquisition of PNA on May 9, 2006. PNA Intermediate was incorporated in Delaware on January 25, 2007 as a wholly owned subsidiary of PNAG Holding for the purposes of issuing the Floating Rate Notes (see Note 8, Long-term Debt). The capital stock of PNA was contributed by PNAG Holding to PNA Intermediate on January 29, 2007. As a result, PNA became a wholly-owned subsidiary of PNA Intermediate.
     The Company, through its indirect wholly owned subsidiary, PNA, is a leading national steel service center group that distributes steel products and provides value-added steel processing services to our customers, which are largely comprised of fabricators and original equipment manufacturers, across a diversified group of industries, including the (i) infrastructure, institutional, industrial and commercial construction, (ii) machinery and equipment, (iii) oil and gas, (iv) telecommunications and (v) utilities markets. The Company distributes a variety of steel products, including a full line of structural and long products, plate, flat rolled coil, tubulars and sheet, as well as performs a variety of value-added processing services for our customers.
     During 2007, PNA operated its business through four operating subsidiaries: Infra-Metals Co. (“Infra-Metals”), Delta Steel, LP (“Delta”), Feralloy Corporation (“Feralloy”) and Metals Supply Company, Ltd. (“Metals Supply” or “MSC”). PNA completed the acquisition of Precision Flamecutting & Steel, L.P. (“Precision Flamecutting”) on December 24, 2007, and on March 14, 2008, PNA acquired all the capital interests of Sugar Steel Corporation and its affiliate, S&S Steel Warehouse, Inc. (together referred to as “Sugar Steel”). See Note 2, Business Combinations for further discussion of PNA’s 2007 and 2008 acquisitions.
Basis of Presentation
Interim Financial Reporting
     In the opinion of management, the interim condensed consolidated financial statements include all adjustments (consisting of only normally recurring accruals) and disclosures considered necessary for a fair presentation of the consolidated financial position and results of operations of the Company and its subsidiaries as of and for the interim periods presented herein. The condensed Consolidated Balance Sheet as of December 31, 2007 has been derived from the Company’s audited consolidated financial statements as of that date. The accompanying unaudited interim condensed consolidated financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The consolidated results of operations and of cash flows for the three months ended March 31, 2008 are not necessarily indicative of the results to be expected for the full year. These interim statements should be read in conjunction with the December 31, 2007 audited consolidated financial statements and notes thereto included herein.

Principles of Consolidation
     The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany balances and transactions within the consolidated group have been eliminated in consolidation.
Equity Investments
     The equity method of accounting is used where the Company’s investment in voting stock gives it the ability to exercise significant influence over the investee, generally 20% to 50%. The equity method is used to account for Feralloy’s investments in Indiana Pickling and Processing Company (45% interest), Acero Prime S. de R.L. de C.V. (40% interest) and Oregon Feralloy Partners LLC (40% interest). The Company had $5,738 and $6,322 of undistributed earnings in equity investments at December 31, 2007 and March 31, 2008, respectively.
Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on historical experience and information that is available to management about current events and actions the Company may take in the future. Significant items subject to estimates and assumptions include the evaluation of the recoverability of the carrying value of long-lived assets and goodwill; valuation allowances for receivables, inventories and deferred income tax assets; legal and environmental liabilities; and assets and obligations related to employee benefit plans. Actual results could differ from those estimates and the differences could be material.

Significant Accounting Policies
Recently Issued Accounting Standards
     In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 establishes a framework for measuring the fair value of assets and liabilities. This framework is intended to provide increased consistency in how fair value determinations are made under various existing accounting standards which permit, or in some cases require, estimates of fair market value. SFAS 157 also expands financial statement disclosure requirements about a company’s use of fair value measurements, including the effect of such measures on earnings. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company adopted the provisions of SFAS 157 related to its financial assets and liabilities effective January 1, 2008, which did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.
     The fair value hierarchy for disclosure of fair value measurements under SFAS 157 is as follows:

Level 1 —	Quoted prices in active markets for identical assets or liabilities

Level 2 —	Quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 —	Inputs that are unobservable (for example cash flow modeling inputs based on assumptions)
     The following table summarizes assets and liabilities measured at fair value on a recurring basis at March 31, 2008, as required by SFAS 157:

	Level 1	Level 2	Level 3
Assets	$—	$—	$—

Liabilities
Interest rate swap	$—	$1,978	$—
     See Note 15, Derivative Financial Instruments for further discussion of the interest rate swaps and determination of their fair value.
     In February 2008, the FASB issued FSP 157-1 and 157-2. FSP 157-1 amends SFAS 157 to exclude SFAS No. 13, “Accounting for Leases,” (“SFAS 13”) and its related interpretive accounting pronouncements that address leasing transactions, while FSP 157-2 delays the effective date of the application of SFAS 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. Non-recurring nonfinancial assets and nonfinancial liabilities include those measured at fair value in goodwill impairment testing, indefinite lived intangible assets measured at fair value for impairment testing, asset retirement obligations initially measured at fair value, and those assets and liabilities initially measured at fair value in a business combination.
     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment to FASB Statement No. 115, (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. We adopted SFAS 159 as of January 1, 2008. The adoption of SFAS 159 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.
     In December 2007, the FASB issued Statement of Financial Accounting Standards (“FAS”) No. 141 (revised 2007), Business Combinations (“FAS 141(R)”) which replaces FAS No. 141, Business Combination. FAS 141(R) retains the underlying concepts of FAS 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting but FAS 141(R) changed the method of applying the acquisition method in a number of significant aspects. FAS 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. FAS 141(R) amends FAS 109 such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of FAS 141(R) would also apply the provisions of FAS 141(R). Early adoption is not allowed. The provisions of FAS 141R will only impact the Company if it is a party to a business combination after the pronouncement has been adopted.
     In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB 51 (“FAS 160)”). FAS 160 amends ARB 51 to establish new standards that will govern the accounting for and reporting of (1) noncontrolling interest in partially owned consolidated subsidiaries and (2) the loss of control of subsidiaries. FAS 160 is effective on a prospective basis for all fiscal years, and interim periods within those fiscal years beginning, on or after December 15, 2008, except for the presentation and disclosure requirements, which will be applied retrospectively. Early adoption is not allowed. The Company is currently in the process of evaluating what, if any, impact FAS 160 will have on its financial condition, results of operation and cash flows.
     In February 2008, the FASB issued SFAS No. 161 Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (“SFAS 161”), which requires enhanced disclosures about derivative and hedging activities. Companies will be required to provide enhanced disclosures about (a) how and why a company uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and related interpretations, and (c) how derivative instruments and related hedged items affect the company’s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal and interim periods beginning after November 15, 2008. Accordingly, the Company will ensure that it meets the enhanced disclosure provisions of SFAS 161 upon the effective date thereof.
Note 2. Business Combinations
2007 Acquisition
Precision Flamecutting
     Effective December 24, 2007, PNA completed the acquisition of Precision Flamecutting pursuant to which PNA acquired all outstanding interests in the partnership for cash consideration of $47,063 paid at closing to the former owners, costs associated with the transaction of $200 and refinancing of $7,325 of Precision Flamecutting’s then existing indebtedness. The acquisition was financed through additional borrowings under PNA’s revolving credit facility of $54,388. The purchase agreement provided for a holdback of $4,706 of the purchase price which is currently held in escrow to fund any indemnity claim by PNA as well as a working capital adjustment that will be settled in 2008 which the Company anticipates will result in a receivable.
     Precision Flamecutting, a Texas limited partnership operating one facility in Houston, is in the business of processing and distributing carbon, alloy, and high strength, low alloy steel plate, including plasma-cutting, flamecutting, and beveling services, as well as machining, rolling, forming, heat-treating, coating, and general machining and fabrication services. The acquisition provides the Company the opportunity to broaden its value-added processing capabilities and product offerings and expand and diversify its customer base as well as increase its market share in one of the Company’s strategic locations. The acquisition of Precision Flamecutting represents an addition to the Company’s long products and plate business segment (see Note 13, Business Segment Information).
     The Company performed an initial allocation of the purchase price based on valuations and estimates of the fair value of the assets acquired, including identifiable intangible assets, and liabilities assumed. The purchase price allocation will be refined upon the settlement of the working capital adjustment. We do not expect significant differences between the initial purchase price allocation entry and amounts to be recorded upon the final working capital adjustment settlement. The initial purchase price allocation resulted in goodwill being recorded at the acquisition date of $22,781, all of which is expected to be deductible for tax purposes. Other intangible assets acquired and their respective recorded amounts were as follows: customer relationships—$13,780, non-compete agreement—$6,564 and backlog—$63. The useful lives of the acquired intangible assets are 15 years, 2 years, and 1 month for customer relationships, non-compete agreement and backlog, respectively.
2008 Acquisition
Sugar Steel
     Effective March 14, 2008, PNA completed the acquisition of all the outstanding capital stock and ownership interests of Sugar Steel for an aggregate purchase price of approximately $44,676 subject to usual post-closing working capital and other settlement adjustments. The purchase price included cash consideration paid at closing to the former owners of $24,926, refinancing of $16,100 of Sugar Steel’s then existing indebtedness and approximately $150 in transaction costs. The purchase agreement provided for a holdback of $3,500 of the purchase price to fund any indemnity claim by PNA and which will be paid over the two years following closing. The acquisition was financed through additional borrowings under PNA’s revolving credit facility.
     Sugar Steel was founded in 1966 and is a general line metals service center company serving the greater Chicago area and adjacent states. Sugar Steel specializes primarily in carbon structural products such as beams, angles, tubes, squares, channels, pipes, bars, and basement columns, and provides value-added processing services such as sawing, shearing, flame cutting, plasma cutting, angle cutting, cambering, splitting and shot blasting. The acquisition provides PNA the ability to expand its long products and plate segment in this strategic market. The acquisition of Sugar Steel represents an addition to the Company’s long products and plate business segment (see Note 13, Business Segment Information).
     The Company has performed a preliminary allocation of the purchase price based on initial valuations and estimates of the fair value of the assets acquired, including identifiable intangible assets, and liabilities assumed. The purchase price allocation will be refined upon completion of the final valuation and upon finalizing the working capital and other settlement adjustments. The initial allocation resulted in an estimated fair value of net assets acquired of $48,290, which exceeded the purchase price by $3,614. This estimated fair value of net assets acquired in excess of the purchase price was allocated as a pro rata reduction of long-lived assets in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations.
     The operating results of Precision Flamecutting and Sugar Steel are included in the Company’s Consolidated Statements of Income from their respective dates of acquisition.
Note 3. Inventories
     Inventories consist of the following:

	December 31,	March 31,
	2007	2008
Raw materials	$374,027	$432,198
Finished goods	18,083	19,904

	$392,110	$452,102

Note 4. Other Current Assets
     Other current assets consist of the following:

	December 31,	March 31,
	2007	2008
Other receivables	$9,131	$5,841
Prepaid expenses and other	1,696	4,196
Deferred income taxes	8,123	8,536

	$18,950	$18,573

Note 5. Property, Plant and Equipment
     Property, plant and equipment consist of the following:

	Estimated	December 31,	March 31,
	Useful Life	2007	2008
Land		$5,998	$7,989
Buildings and improvements	25-40 years	28,434	34,023
Equipment	5-10 years	45,169	50,375
Construction in progress		2,173	7,896

		81,774	100,283
Less: accumulated depreciation		(9,670)	(11,487)

		$72,104	$88,796

     Depreciation expense was $1,580 and $1,813 for the three months ended March 31, 2007 and 2008, respectively.
Note 6. Intangible Assets
     Intangible assets consist of the following as of December 31, 2007:

	Amortization	Gross Carrying	Accumulated	Net Carrying
	Period	Amount	Amortization	Amount
Customer relationships	15-20 years	$30,237	$(3,867)	$26,370
Non-competition agreements	2 years	12,446	(4,656)	7,790
Backlog	1-3 months	797	(734)	63
Proprietary software	3 years	352	(195)	157

		$43,832	$(9,452)	$34,380

     Intangible assets consist of the following as of March 31, 2008:

	Amortization	Gross Carrying	Accumulated	Net Carrying
	Period	Amount	Amortization	Amount
Customer relationships	15-20 years	$30,237	$(5,019)	$25,218
Non-competition agreements	2 years	12,583	(5,801)	6,782
Backlog	1-3 months	797	(797)	—
Proprietary software	3 years	352	(225)	127

		$43,969	$(11,842)	$32,127

     Amortization expense was $1,391 and $2,388 for the three months ended March 31, 2007 and 2008, respectively.
Note 7. Other Payables
     Other payables consist of the following:

	December 31,	March 31,
	2007	2008
Current maturities of long-term debt	$1,846	$1,868
Accrued bonuses	12,262	8,753
Accrued interest	13,830	7,464
Deferred consideration payable	—	3,500
Accrued expenses and other	17,751	14,961

	$45,689	$36,546

Note 8. Long-Term Debt
     Long-term debt consists of the following:

	December 31,	March 31,
	2007	2008
Revolver loan	$213,374	$301,276
Senior notes	250,000	250,000
Floating rate notes	167,338	167,433
Real estate mortgages	49,074	48,864
Preussag North America, Inc. seller note	11,000	11,000

	690,786	778,573
Less: current maturities of long-term debt	(1,846)	(1,868)

	$688,940	$776,705

     Outstanding borrowings under PNA’s revolving credit facility totaled $213,374 and $301,276 as of December 31, 2007 and March 31, 2008, respectively. Interest rates on these lines of credit ranged from 6.375% to 6.75% at December 31, 2007 and 4.813% to 5.375% at March 31, 2008. Cash interest accrues on the Floating Rate Notes at a rate per annum, reset quarterly, equal to the three-month LIBOR plus 7.0% (the “Spread”). The interest rate was 11.87% as of December 31, 2007 and 10.065% as of March 31, 2008.
     Under the terms of PNA’s revolving credit facility in place as of December 31, 2007, PNA was permitted to borrow up to $375 million based on a borrowing capacity calculation equal to 65% of eligible inventory plus 85% of eligible accounts receivable, whereas the inventory portion of our capacity calculation was limited to $230 million. On March 11, 2008, PNA entered into an amendment with its senior secured lenders to increase the revolving credit facility from $375 million to $425 million and to increase the borrowing limit on inventory from $230 million to $260 million. Other terms of the amendment provide PNA with increased flexibility with regard to certain restrictive operating covenants including an increase in annual capital expenditure limits, the ability to make certain acquisitions without prior consent and approval to incur other indebtedness in specific circumstances.
     The Senior Notes contain restrictions on payment of dividends or other payments by PNA to PNA Intermediate. In general, dividends and other restricted payments of up to 50% of Consolidated Net Income plus amounts received from equity contributions received (the “Restricted Payment Calculation”) may be made so long as PNA maintains a Consolidated Total Debt Ratio, as defined in the indenture governing the Senior Notes, of 3.5 or less. Certain payments are exempt from these restrictions, and PNA can pay dividends of up to $15,000 in the aggregate (the “Unrestricted Payments”) over the term of the Senior Notes that are not subject to these restrictions. Under the Restricted Payment Calculation performed as of

March 31, 2008, $11,508 as well as the amount of the Unrestricted Payments would have been available for payment of distributions had the Company met the Consolidated Total Debt Ratio as of such date. Because the Company did not maintain a Consolidated Total Debt Ratio of 3.5 or less as of March 31, 2008, $15,000 of PNA’s stockholder’s equity was, therefore ,available for distribution as of such date.
     The Floating Rate Notes contain similar restrictions on dividends payable by PNA Intermediate to PNAG Holding to those contained in the indenture governing the Senior Notes. However, Unrestricted Payments under the Floating Rate Note indenture are limited to $7,500 in the aggregate over the term of the Floating Rate Notes.
Note 9. Retirement Benefits and Compensation Plans
     The Company has two noncontributory, defined benefit pension plans and a nonqualified, unfunded retirement plan (together, the “Plans”). Of the noncontributory, defined benefit pension plans, one covers substantially all Feralloy nonunion employees who have attained age 21 (the “Non-Union Pension Plan”) and the other covers all union employees at Feralloy’s Midwest, Southern and St. Louis divisions. Feralloy also has a nonqualified, unfunded retirement plan (the “Supplemental Executive Retirement Plan”, or “SERP”) to provide supplemental benefits to certain of its executive employees. To provide for the SERP, Feralloy purchased Company-owned life insurance contracts on the related employees.
     Effective December 31, 2006, the Company adopted a change to freeze the benefits under the Company’s Non-Union Pension Plan, a defined benefit pension plan and instituted a new defined contribution plan effective January 1, 2007. On October 30, 2006, Feralloy’s Board of Directors authorized a change to freeze benefits under its SERP.
     Implementation of the changes to the SERP was effective March 1, 2007 to allow for appropriate notice to affected employees and provide time necessary for essential actuarial studies and analysis with respect to the design change and preparation of operative documents. As a result, in accordance with Statement of Financial Accounting Standard No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, the Company recognized a curtailment gain of $2,210 in the fourth quarter of fiscal year 2006 related to freezing benefits of its Non-Union Pension Plan and $700 for the three months ended March 31, 2007 related to freezing benefits of its SERP.
     The components of the Plans’ net periodic pension cost (benefit) consist of the following:

	Three Months Ended March 31,
	2007	2008
Components of net periodic pension (benefit) cost and total pension expense
Interest cost	$301	$292
Expected return on plan assets	(319)	(324)
Curtailments	(700)	—

Net periodic pension benefit	$(718)	$(32)

Note 10. Related Parties
     Receivables from affiliates represent an amount due from our Mexican joint-venture, Acero Prime S. de R.L. de C.V. Payables to affiliates represent amounts due to two domestic joint ventures who are parties to the group cash management system and who have positive cash balances with the Company. Dividends paid to minority interest holders totaled $343 and $343 for the three months ended March 31, 2007 and 2008, respectively.
     During the three months ended March 31, 2008, the Company recorded interest on the seller note due to Preussag North America, Inc., (see Note 1, Description of Business and Note 8, Long-Term Debt), of

     $219. Interest on the seller note accrues at a rate of 8.0% per annum and is payable at the end of each fiscal quarter. Therefore, there is no accrued interest owed at December 31, 2007 or March 31, 2008.
     PNA paid Platinum $1,250 and $1,250 during the three months ended March 31, 2007 and 2008, respectively, related to its annual monitoring fee pursuant to a corporate advisory services agreement with Platinum (the “Corporate Advisory Services Agreement”).

     On October 19, 2007, Platinum, through certain affiliates, completed the purchase of Ryerson, Inc., one of the largest metals service center companies operating in the United States and Canada. Net sales to and purchases from Ryerson, Inc. totaled $1,026 and $33, respectively, during the three months ended March 31, 2008. Trade receivables due from Ryerson, Inc. totaled $722 as of March 31, 2008.
Note 11. Commitments and Contingencies
     During the third quarter of fiscal year 2007, the Company determined that the quality of certain material it received primarily during the second quarter of fiscal year 2007 from steel traders dealing with certain foreign suppliers is inconsistent with the mill’s certification of the steel specifications that accompanied such material. The Company is currently in a dispute with such steel traders regarding the quality of specific orders of steel purchased from these suppliers. The Company established an allowance of $711 and $705 related to the value of such inventory on hand as of December 31, 2007 and March 31, 2008, respectively, representing the difference between the carrying value of the inventory and its estimated market value. If market conditions are less favorable than those projected by the Company, additional charges to increase this reserve may be required.
     With regard to potential claims against the Company related to the quality of such steel previously sold, management believes there may be limited ability of the Company to ultimately recover from the steel traders and foreign suppliers to the extent that any valid claims are made against the Company for which the Company does not carry, or does not carry sufficient, insurance coverage. Consistent with industry practice, the Company does not generally perform independent testing of the steel it receives from mills with mill certifications. Following these recent events, the Company did, however, evaluate the extent to which it may have received similarly nonconforming steel from certain foreign suppliers through steel traders in prior periods. In cases where it was determined that the Company did receive non-conforming steel, notices to this effect were sent to our customers. To date, the Company has not received any material customer claims in response to such notices.
     The Company is also involved in several other legal proceedings, claims and litigation arising in the ordinary course of business. Management presently believes that the outcome of each such pending proceeding, claim or litigation will not have a material adverse effect on the consolidated financial position of the Company or on the consolidated results of operations. Should any losses be sustained in connection with any proceeding or claim in excess of provisions, the amount will be charged to income in the future.
     The Company had purchase commitments of approximately $332,811 for inventory at March 31, 2008. These commitments were made to assure the Company a normal supply of stock and, in management’s opinion, will be sold to obtain normal profit margins.
     The consolidated group leases real estate, office space, data processing equipment automobiles and trucks. Several of the leases require the lessee to pay taxes, maintenance and other operating expenses.
Note 12. Income Taxes
     PNAG Holding files a consolidated federal income tax return that includes PNA Intermediate, PNA, its wholly owned subsidiaries and their respective subsidiaries.
     Income tax expense was $5,066 and $7,550 for the three months ended March 31, 2007 and 2008, respectively, resulting in effective tax rates of 38.2% and 40.6% for the respective periods. The effective tax rate differs from that computed at the federal statutory rate of 35% principally because of the effect of state income taxes, as well as other permanent differences between taxable income and book income. The increase in the effective tax rate for the three months ended March 31, 2008 is primarily attributable to higher anticipated state income tax rates applicable to 2008 projected taxable income.
Note 13. Business Segment Information
     The Company has two reportable segments based along product lines — the long products and plate segment and the flat rolled segment. The long products and plate segment distributes numerous products including structural beams, tubing, plates and pipes and provides some value-added steel processing capabilities that includes saw-cutting and T-splitting. The flat rolled segment offers hot rolled, hot rolled pickled and oiled, cold rolled and galvanized and other coated coil and sheet products. Virtually all of the steel sold by the flat rolled segment receives value-added processing such as temper-passing, leveling or slitting. Through this segment, the Company also performs tolling, in which it processes customer owned steel for a fee but does not take title to the inventory.
     As discussed in Note 1, the Company conducts its steel services business through six operating subsidiaries: Infra-Metals, Delta, Feralloy, MSC, Precision Flamecutting and Sugar Steel. The operations of Feralloy comprise the flat rolled segment products while Infra-Metals, Delta MSC, Precision Flamecutting and Sugar Steel are aggregated to constitute the long products and plate segment based on the entities’ product lines and their exhibiting similar economic characteristics, products, customers and delivery methods. The primary measures used by management in evaluating the segments’ performance are net sales and operating income.
     The results of Travel Main’s subsidiaries, which do not constitute a reportable segment, are combined with holding company revenue and expenses and consolidation eliminations and reclassifications and are disclosed as corporate and other for purposes of reconciling segment reporting disclosures to the condensed consolidated financial statements.
     The Company uses the same accounting policies to generate segment results as it does for its consolidated results. None of the operating business segments relies on any one major customer. All of the Company’s goodwill is included as part of the long products and plate segment total assets. All investments in unconsolidated equity method entities are part of the flat rolled segment.

	Long Products	Flat	Corporate
	and Plate	Rolled	and Other	Total
Three Months Ended March 31, 2007
Net sales to external customers	$296,706	$110,616	$—	$407,322
Operating costs and expenses	271,833	106,371	2,653	380,857
Operating income (loss)	24,873	4,245	(2,653)	26,465
Capital spending	1,893	2,738	—	4,631
Total segment assets	508,596	172,598	152,769	833,963
Depreciation and amortization	2,135	690	146	2,971
Income from equity investments	—	453	—	453
Interest expense	7,723	3,213	2,190	13,126
Three months ended March 31, 2008
Net sales to external customers	$347,584	$126,453	$—	$474,037
Operating costs and expenses	314,499	120,480	2,854	437,833
Operating income (loss)	33,085	5,973	(2,854)	36,204
Capital spending	6,666	847	—	7,513
Total segment assets	675,740	173,845	52,484	902,069
Depreciation and amortization	3,359	698	144	4,201
Income from equity investments	—	658	—	658
Interest expense	6,995	2,987	7,490	17,472
     Intersegment net sales were not significant. Travel Main charges rent to the operating subsidiaries of PNA. Rent charged by Travel Main to the long products and plate segment and the flat rolled segment totaled $1,176 and $393, respectively, for the three months ended March 31, 2007. Rent charged by Travel Main to the long products and plate segment and the flat rolled segment totaled $1,205 and $403, respectively, for the three months ended March 31, 2008.
Note 14. Common Stock
     In February 2006, PNAG Holding (formerly known as Travel Holding Corporation) was capitalized with 8,750,000 shares of $.01 par value common stock by Platinum Equity, LLC. On May 9, 2006,

Platinum closed on the purchase of PNA whereby Travel Merger, then a wholly owned subsidiary of PNAG Holding, merged with and into PNA with PNA being the surviving corporation. For periods prior to May 10, 2006, PNAG had 1,000 shares of no par value common stock outstanding with no dilution. Thus, for periods subsequent to May 9, 2006, PNAG Holding had 8,750,000 shares outstanding with no dilution. All shares outstanding are common shares and have equal voting, liquidation and preference rights.
     Basic earnings per share (“EPS”) attributable to PNAG Holding’s common stock is determined based on earnings for the period divided by the weighted average number of common shares outstanding during the period. Diluted EPS attributable to PNAG Holding’s common stock considers the effect of potential common shares, unless inclusion of the potential common shares would have an antidilutive effect. PNAG Holding does not have any securities or other items that are convertible into common shares, therefore basic and fully diluted EPS are the same.
Note 15. Derivative Financial Instrument
     As required by its senior secured credit facility, PNA entered into three interest rate swap agreements for a total of $50,000 in June 2006 for a three year period commencing October 1, 2006 with each of Bank of America, N.A., Wachovia Bank, N.A. and LaSalle Bank, N.A. These agreements were entered into to reduce the impact of changes in interest rates on PNA’s floating rate revolving credit facility.
     The fair market value of interest rate swaps is determined in accordance with SFAS 157 using Level 2 inputs, which are defined as “significant other observable” inputs including quotes from counterparties that are corroborated with market sources. Our interest rate swap agreements are traded in the over the counter market. Fair values are based on quoted market prices for similar liabilities or determined using inputs that use as their basis readily observable market data that are actively quoted and can be validated through external sources, including third-party pricing services, brokers, and market transactions and represent the estimated amount the Company would receive or pay to terminate the swap agreement at the reporting date, taking into account current and expected interest rates.
     The fair values of the outstanding swap agreements were determined to be liabilities of approximately $1,117 at December 31, 2007 and $1,978 at March 31, 2008. These liabilities are recorded in other current payables in the accompanying unaudited condensed Consolidated Balance Sheets. Changes in the value of the swap agreements are recorded to interest expense in the unaudited condensed consolidated Statements of Income and resulted in losses of $122 and $861 for the three months ended March 31, 2007 and 2008, respectively. PNA and its subsidiaries are jointly and severally liable for the performance under the interest rate swap agreements.
Note 16. Initial Public Offering
     On April 30, 2007, PNAG Holding filed a registration statement with the Securities and Exchange Commission (the “SEC”) relating to a proposed initial public offering of its common stock and subsequently filed amendments nos. 1, 2, 3 and 4 to the initial registration statement on June 13, 2007, July 6, 2007, August 24, 2007, and December 14, 2007, respectively.
     Simultaneous with the consummation of the planned initial public offering, PNAG Holding intends to transfer the stock of Travel Main by way of dividend to a newly created parent LLC of PNAG Holding, which will be wholly owned by Platinum. The transfer will occur because ownership of real estate assets is not a core business of PNA and our stockholder, therefore, desires to keep the real estate assets separate from the operations of PNA. While the transaction is not expected to result in pre-tax book gain or loss, the Company expects the transfer will result in a gain for tax return purposes resulting in a tax liability payable in cash by PNA of approximately $7,900. Travel Main’s subsidiaries will also record a deferred tax asset of approximately $7,900 as they will receive the future benefit of the increase in the tax basis of the assets transferred. In accordance with FIN 46(R) and based on the present assumptions regarding the Company’s future capital structure, PNA will likely hold an implicit variable interest in Travel Main’s subsidiaries and will be the primary beneficiary of these variable interest entities. Accordingly, the combined financial statements of Travel Main’s subsidiaries will be consolidated into the Company’s consolidated financial statements. Thus, while the Company will not receive any future benefit of the deferred tax asset of approximately $7,900, it will present the deferred tax asset on its Consolidated Balance Sheet as a result of consolidating Travel Main’s subsidiaries.
     Also in connection with the initial public offering, Platinum intends to amend the Corporate Advisory Services Agreement (see Note 10, Related Parties) pursuant to which PNA will pay Platinum Advisors an agreed-upon amount as consideration for terminating the monitoring fee payable thereunder.